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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                               Amendment No. 1 to
                                    FORM 8-K

                                 CURRENT REPORT
     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

         Date of Report (Date of earliest event reported) August 3, 2007

                                PHARMATHENE, INC.
             (Exact name of registrant as specified in its charter)

          Delaware                     001-32587                20-2726770
          --------                     ---------                ----------
(State or other jurisdiction          (Commission              (IRS Employer
      of incorporation)               File Number)           Identification No.)

One Park Place, Suite 450, Annapolis, Maryland                           21401
----------------------------------------------                           -----
   (Address of principal executive offices)                           (Zip Code)

        Registrant's telephone number including area code: (410) 269-2600


          (Former name or former address, if changed since last report)

         Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

|_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230 .425)

|_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

|_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

|_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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                                EXPLANATORY NOTE

      This Amendment No.1 to PharmAthene's Current Report on Form 8-K originally filed with the Securities and Exchange Commission on August 9, 2007 (the "Form 8-K") amends and restates the Form 8-K in its entirety (i) to report Former PharmAthene's (as defined herein) quarterly financial results and information for the quarter ended June 30, 2007, and (ii) to correct certain information contained in the Form 8-K including, without limitation, correcting the beneficial ownership of certain stockholders set forth under the section entitled Security Ownership of Certain Beneficial Owners and Management.

Item 1.01 Entry into a Material Definitive Agreement.

      On August 3, 2007, Healthcare Acquisition Corp. ("HAQ" or the "Company") consummated a merger pursuant to the Agreement and Plan of Merger, dated as of January 19, 2007 (the "Merger Agreement"), by and among HAQ, PAI Acquisition Corp., a wholly-owned subsidiary of HAQ ("Merger Sub"), and PharmAthene, Inc. ("Former PharmAthene"). Pursuant to the Merger Agreement, Merger Sub was merged (the "Merger") with and into Former PharmAthene. Immediately following the Merger HAQ changed its name from Healthcare Acquisition Corp. to "PharmAthene, Inc." and Former PharmAthene, which became a wholly-owned subsidiary of HAQ, changed its name to "PharmAthene U.S. Corporation."

      As a condition to the Merger, the Company entered into a registration rights agreement with the security holders of Former PharmAthene upon the consummation of the Merger. Reference is made to our disclosure set forth under
Item 2.01 of this Current Report on Form 8-K concerning the Company's entry into the Registration Rights Agreement (defined below).

      As a condition to the Merger, the Company entered into a an escrow agreement with the combined company and Continental Stock Transfer and Trust Company, as escrow agent, upon the consummation of the Merger. Reference is made to our disclosure set forth under Item 2.01 of this Current Report on Form 8-K concerning the Company's entry into the Escrow Agreement (defined below).

      As a condition to the Merger, the Company entered into a note exchange agreement with each of the noteholders of Former PharmAthene upon the consummation of the Merger. Reference is made to our disclosure set forth under
Item 2.01 of this Current Report on Form 8-K concerning the Company's entry into the Note Exchange Agreement (defined below).

      As a condition to the Merger, each of the stockholders, noteholders and holders of options or warrants to purchase not less than 100,000 shares of common stock of Former PharmAthene executed a lock-up agreement upon the consummation of the Merger. Reference is made to our disclosure set forth under
Item 2.01 of this Current Report on Form 8-K concerning the Lock-Up Agreements (defined below).

      The description of the Registration Rights Agreement, the Escrow Agreement, the Note Exchange Agreement and the Lock-up Agreements do not purport to be complete and are qualified in their entirety by reference to the full text of such documents which are filed as exhibits to this Current Report on Form 8-K.

      As a consequence of the Merger, the Company succeeded to a number of additional material definitive agreements entered into by Former PharmAthene. Each of these agreements has either been filed herewith or will be filed as an amendment or with the Company's Quarterly Report on Form 10-Q.

Item 2.01 Completion of Acquisition or Disposition of Assets.

Completion of the PharmAthene Merger

      On August 3, 2007, the Company consummated the Merger pursuant to the Merger Agreement, by and among HAQ, Merger Sub and Former PharmAthene. Pursuant to the Merger Agreement, Merger Sub was merged with and into Former PharmAthene. Immediately following the Merger, the Company changed its name from Healthcare Acquisition Corp. to "PharmAthene, Inc." and Former PharmAthene, which became a wholly-owned subsidiary of the Company, changed its name to "PharmAthene U.S. Corporation."

      The Company is headquartered in Annapolis, Maryland. As consideration for the Merger, the Company paid stockholders, optionholders, warrantholders and noteholders of Former PharmAthene (the "PharmAthene Security Holders") the following consideration:

      (i) an aggregate of 12,500,000 shares of common stock of the Company (the "Stock Consideration"), subject to possible upward adjustment if the number of shares electing conversion equals or exceeds 5% of the Company's outstanding common stock prior to the Merger (the "Adjustment"); and

      (ii) $12,500,000 in 8% convertible notes (the "Convertible Notes") issued by the Company (the "Note Consideration");

      In addition, the PharmAthene Security Holders may receive up to $10,000,000 in milestone payments contingent upon certain conditions being met. Recipients of the Stock Consideration have certain registration rights pursuant to a Registration Rights Agreement, dated August 3, 2007, by and among the Company and the PharmAthene Security Holders (the "Registration Rights Agreement"). Additionally, each of the stockholders, noteholders and holders of options or warrants to purchase not less than 100,000 shares of the common stock Former PharmAthene have executed a lock-up agreement (the "Lock-up Agreement") which provides that such person shall not sell, pledge, transfer, assign or engage in any hedging transaction with respect to the Company's common stock issued to such stockholders as part of the Merger Consideration except in accordance with the following schedule: 50% of the Stock Consideration shall be released from the lock-up commencing six months following the effective time of the Merger and all remaining Stock Consideration shall be released from the lock-up twelve months following the effective time. The Note Consideration was allocated among the PharmAthene noteholders pursuant to a Note Exchange Agreement, dated August 3, 2007, by and among HAQ, PharmAthene and the PharmAthene noteholders (the "Note Exchange Agreement"). A portion of the Stock Consideration, in the aggregate amount of 1,375,000 shares of the Company's common stock, will be placed in escrow to be held for a period of one year for indemnification claims pursuant to an Escrow Agreement, dated August 3, 2007, by and among HAQ, PharmAthene and Continental Stock Transfer & Trust Company, as escrow agent (the "Escrow Agreement"). Based upon the total number of shares electing conversion being in excess of 5% of the Company's outstanding common stock prior to the Merger, the Stock Consideration has been adjusted upwards by 300,688 shares issuable to the stockholders of Former PharmAthene.

      The cash for the payment to the Company's stockholders electing conversion and to Former PharmAthene stockholders receiving cash in lieu of fractional shares resulting from the Merger was funded with cash held in the Company's trust account established in connection with its initial public offering. At the Special Meeting of Stockholders held on August 2, 2007, and adjourned to August 3, 2007, 1,807,475 shares of the Company's common stock were both voted against the proposal relating to the Merger and elected to convert such shares (the "Conversion Shares") into a pro rata portion of the trust account maintained by the Company.

      Prior to the Merger, HAQ was a blank check company with no operations, formed as a vehicle for an acquisition of an operating business in the healthcare industry. The following information is provided about the business and securities of the post-Merger combined company reflecting the consummation of the Merger.

Business

      The business of the Company is described in our Definitive Proxy Statement, filed with the Securities and Exchange Commission ("SEC") on July 16, 2007 (the "Definitive Proxy Statement"), in the section entitled "Information About PharmAthene" beginning on page 115 and is incorporated herein by reference.

Risk Factors

Risks Related to the Business of the Company

It is expected that the Company will incur net losses and negative cash flow for the foreseeable future and we cannot guarantee that we will achieve profitability and our business, results of operations, and financial condition may be materially adversely affected.

      The Company has incurred significant losses since it commenced operations. For the year ended December 31, 2006, the Company incurred an operating loss of approximately $14.5 million. The pro forma combined accumulated deficit of the combined company is approximately $68.6 million at December 31, 2006. For the six months ended June 30, 2007, the Company incurred an operating loss of approximately $7.3 million and the pro forma combined accumulated deficit of the combined company is approximately $79.3 million at June 30, 2007. The Company's losses to date have resulted principally from research and development costs related to the development of its product candidates and general and administrative costs related to its operations.

It is expected that the Company will incur substantial losses for the foreseeable future as a result of increases in its research and development costs, including costs associated with conducting preclinical testing, clinical trials and regulatory compliance activities.


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      The Company's likelihood for achieving profitability will depend on numerous factors, including success in:

      o     developing and testing new product candidates;

      o     carrying out the combined company's intellectual property strategy;

      o     establishing the combined company's competitive position;

      o     pursuing third-party collaborations;

      o     acquiring or in-licensing products;

      o     receiving regulatory approvals;

      o     manufacturing and marketing products; and

      o continuing to receive government funding and identifying new government funding opportunities.

      Many of these factors will depend on circumstances beyond the Company's control. We cannot guarantee that we will achieve sufficient revenues for profitability. Even if we do achieve profitability, we cannot guarantee that we can sustain or increase profitability on a quarterly or annual basis in the future. If revenues grow slower than we anticipate, or if operating expenses exceed our expectations or cannot be adjusted accordingly, then our business, results of operations, financial condition and cash flows will be materially and adversely affected. Because our strategy might include acquisitions of other businesses, acquisition expenses and any cash used to make these acquisitions will reduce our available cash.

The Company is in various stages of product development and there can be no assurance of successful commercialization.

      The Company has not commercialized any products or recognized any revenues from product sales. In general, the Company's research and development programs are at early stages. To obtain FDA approval for the Company's biological warfare defense products under current FDA regulations, the Company will be required to perform two animal model studies for efficacy and provide animal and human safety data. The Company's other products will be subject to the relevant approval guidelines under FDA requirements which include a number of phases of testing in humans. Even if the Company initially receives positive pre-clinical or clinical results, such results may not be indicative of similar results that could be anticipated in the later stages of drug development, such as additional pre-clinical testing or human clinical trials.

      Other than the Valortim(TM) product candidate, the research and development program for the Company is at an early stage. Other drug candidates developed by the combined company will require significant additional research and development efforts, including extensive pre-clinical and clinical testing and regulatory approval, prior to commercial sale. We cannot be sure that the Company's approach to drug discovery will be effective or will result in the development of any drug. The Company does not expect that any drugs resulting from the research and development efforts of the Company will be commercially available for several years, if at all. Even if the Company succeeds in developing and commercializing its product candidates, it may never generate sufficient or sustainable revenues to enable it to be profitable. Furthermore, even if the product candidates of the Company are successful when tested in animals, such success would not be a guarantee of the effectiveness and safety of such product candidates in humans. The Company's first product, its Dominate Negative Inhibitor ("DNI"), was demonstrated to be effective in animal testing, but was determined to be unsafe for humans following clinical trials in human subjects. The DNI program was subsequently terminated. There can be no assurances that one or more of the Company's future product candidates would not similarly fail to meet safety standards in human testing, even if those product candidates were found to be effective in animal studies. There can be no assurances that any such product candidates will prove to be effective in humans.

Most of the Company's immediately foreseeable future revenues are contingent upon grants and contracts from the U.S. government and collaborative and license agreements and the Company may not achieve sufficient revenues from these agreements to attain profitability.

      Until and unless the Company successfully markets a product, its ability to generate revenues will largely depend on its ability to enter into additional collaborative agreements, strategic alliances, research grants, contracts and license agreements with third parties, including, without limitation, the U.S. government and branches and agencies thereof, and maintain the agreements it currently has in place. Substantially all of the revenue of the Company for the years ended December 31, 2006, 2005 and 2004, respectively, were derived from revenues related to grants, contracts and license agreements.

      In addition, the Company's business plan calls for significant payments from milestone based collaborative agreements. The Company may not earn significant milestone payments under its existing collaborative agreements until its collaborators have advanced products into clinical testing, which may not occur for many years, if at all.

      The Company has a material agreement with Medarex, Inc., to develop Valortim(TM), its fully human monoclonal antibody product designed to protect against and treat inhalation anthrax. Under the agreement with Medarex, the Company will be entitled to a variable percentage of profits derived from sales of Valortim(TM), depending, in part, on the amount of its investment. In addition, the Company has entered into licensing and research and development agreements with a number of other parties and collaborators.

The Company may need additional capital in the future. If additional capital is not available or not available on acceptable terms, the Company may be forced to delay or curtail the development of its product candidates.

      The Company's requirements for additional capital may be substantial and will depend on many other factors, including:

      o continued funding by the Department of Defense and other branches and agencies of the U.S. Government;

      o payments received under present or future collaborative partner agreements;

      o continued progress of research and development of the Company's products;

      o     The Company's ability to license compounds or products from others;

      o costs associated with protecting the Company's intellectual property rights;

      o     development of marketing and sales capabilities; and

      o     market acceptance of the Company's products.

      To the extent the Company's capital resources are insufficient to meet future capital requirements, it will have to raise additional funds to continue the development of its product candidates. We cannot assure you that funds will be available on favorable terms, if at all. To the extent the Company raises additional capital through the sale of securities, the issuance of those securities could result in dilution which may be substantial to the Company's stockholders. In addition, if the Company incurs debt financing, a substantial portion of its operating cash flow may be dedicated to the payment of principal and interest on such indebtedness, thus limiting funds available for the Company's business activities. If adequate funds are not available, the Company may be required to curtail significantly its development and commercialization activities.

Biodefense treatment and drug development is an expensive and uncertain process, and delay or failure can occur at any stage of the Company's development process.

      To develop and commercialize biodefense treatment and drug candidates, the Company must provide the FDA and foreign regulatory authorities with clinical data that demonstrates adequate safety and immune response. This involves engaging in clinical trials, which is a lengthy and expensive process, the outcome of which is uncertain. Because humans are not normally exposed to anthrax, nerve agents, smallpox or to other lethal biotoxins or chemical agents, statistically significant effectiveness of the Company's biodefense product candidates cannot be demonstrated in humans, but instead must be demonstrated, in part, by utilizing animal models before they can be approved for commercial sale. Delays in obtaining results can occur for a variety of reasons such as slower than anticipated enrollment by volunteers in the trials, adverse events related to the products and unsatisfactory results of any trial. Any delay or adverse clinical event arising during any of its clinical trials could force the Company to abandon a product altogether or to conduct additional clinical trials in order to obtain approval from the FDA and other regulatory bodies. The Company's development costs will increase substantially if it experiences material delays in any clinical trials or if it needs to conduct more or larger trials than planned. Additionally, few facilities in the U.S. have the capability of testing animals with anthrax or nerve agent exposure. The Company may not be able to secure clinical contracts to conduct the testing in a predictable timeframe or at all. Further, if delays are significant, or if any of the Company's products do not prove to be safe or effective or do not receive required regulatory approvals, and the Company will be unable to recognize revenues from the sale of products, the commercial prospects for its product candidates will be adversely affected.

Even if the Company completes the development of its nerve agent countermeasure and anthrax treatment product, if the Company fails to obtain contracts to supply products to the U.S. government or the U.S. government does not purchase sufficient quantities of its products, the Company may be unable to generate sufficient revenues to continue operations.

      The U.S. government has undertaken commitments to help secure improved countermeasures against bioterrorism including the stockpiling of treatments and vaccines for anthrax through a program known as the Strategic National Stockpile. However, the process of obtaining government contracts is lengthy and uncertain and the Company will have to compete with other companies for each contract. There can be no assurances that the Company will be awarded any contracts to supply the U.S. government with its products as such awards may be made, in whole or in part, to the Company's competitors. If the U.S. government makes significant future contract awards for the supply of its emergency stockpile to the Company's competitors, the Company's business will be harmed and it is unlikely that the Company will ultimately be able to commercialize that particular treatment or product.

      Further, changes in government budgets and agendas may result in a decreased and de-prioritized emphasis on procuring the biodefense products the Company will develop. In addition, government contracts typically contain provisions that permit cancellation in the event that funds become unavailable to the governmental agency. If the U.S. government makes significant future contract awards to the Company's competitors at the exclusion of the Company or otherwise fails to purchase the Company's products, it is unlikely that the Company will ultimately be able to commercialize that particular treatment or product or that it will be able to generate sufficient revenues to continue operations.

U.S. government agencies have special contracting requirements, which give them the ability to unilaterally control its contracts with the Company.

      The Company anticipates that its primary sales will be to the U.S. government. U.S. government contracts typically contain unfavorable termination provisions and are subject to audit and modification by the government at its sole discretion, which will subject the Company to additional risks. These risks include the ability of the U.S. government to unilaterally:

      o suspend or prevent the Company for a set period of time from receiving new contracts or extending existing contracts based on violations or suspected violations of laws or regulations;

      o     terminate the Company's contracts;

      o     reduce the scope and value of the Company's contracts;

      o audit and object to the Company's contract-related costs and fees, including allocated indirect costs;

      o control and potentially prohibit the export of the Company's products; and

      o     change certain terms and conditions in the Company's contracts.

      The U.S. government will be able to terminate any of its contracts with the Company either for its convenience or if the Company defaults by failing to perform in accordance with the contract schedule and terms. Termination for convenience provisions would generally enable the Company to recover only the Company's costs incurred or committed, and settlement expenses and profit on the work completed prior to termination. Termination for default provisions do not permit these recoveries and would make the Company liable for excess costs incurred by the U.S. government in procuring undelivered items from another source.

The Company may fail to fully realize the potential of Valortim(TM) and of its co-development arrangement with its partner in the development of Valortim(TM) which would have an adverse affect upon its business.

      The Company and its development partner have completed the first Phase I clinical trial for Valortim(TM) without any reported adverse reactions. However, before it may begin selling any doses of Valortim(TM), it will need to conduct a more comprehensive Phase I trial to a significantly larger group of subjects. The Company will be required to expend a significant amount to scale up manufacturing capability through a contract manufacturer in order to conduct the more extensive Phase I clinical trial. The Company does not expect to commence this trial until 2008. If the Company's contract manufacturer is unable to produce sufficient quantities at a reasonable cost, then the Company will be unable to commence the necessary clinical trials necessary to begin marketing Valortim(TM). Even after the Company expends the sufficient funds to complete the development of Valortim(TM) and when and if it enters into an agreement to market Valortim(TM) to the U.S, government, it will be required to share any and all profits from the sale of products with its partner in accordance with a pre-determined formula.

If the Company cannot enter into new licensing arrangements, its ability to develop a diverse product portfolio could be limited and its ability to compete would be harmed.

      A component of the Company's business strategy will be in-licensing compounds and products developed by other pharmaceutical and biotechnology companies or academic research laboratories that may be marketed and developed or improved upon using the Company's novel technologies. Competition for promising compounds or products can be intense. If the Company is not able to identify new licensing opportunities or enter into other licensing arrangements on acceptable terms, it may be unable to develop a diverse portfolio of products.

The Company will face competition from several companies with greater financial, personnel and research and development resources. Its commercial opportunities may be reduced or eliminated if its competitors are more successful in the development and marketing of their products.

      The biopharmaceutical industry is characterized by rapid and significant technological change. The Company's success will depend on its ability to develop and apply its technologies in the design and development of its product candidates and to establish and maintain a market for its product candidates. There also are many companies, both public and private, including major pharmaceutical and chemical companies, specialized biotechnology firms, universities and other research institutions engaged in developing pharmaceutical and biotechnology products. Many of these companies have substantially greater financial, technical, research and development, and human resources than those of the Company. Competitors may develop products or other technologies that are more effective than any that are being developed by the Company or may obtain FDA approval for products more rapidly. If the Company commences commercial sales of products, it still must compete in the manufacturing and marketing of such products, areas in which it has limited experience. Many of these companies also have manufacturing facilities and established marketing capabilities that would enable such companies to market competing products through existing channels of distribution. The Company's commercial opportunities will be reduced or eliminated if its competitors develop and market products for any of the harmful effects that it targets that:

      o     are more effective;

      o     have fewer or less severe adverse side effects;

      o     are more adaptable to various modes of dosing;

      o     are easier to administer; or

      o are less expensive than the products or product candidates the Company will be developing.

      Even if the Company is successful in developing effective products, and obtains FDA and other regulatory approvals necessary for commercializing them, its products may not compete effectively with other successful products. The Company's competitors may succeed in developing and marketing products either that are more effective than those that it may develop, alone or with its collaborators, making its products obsolete, or that are marketed before any products that the Company develops are marketed.

      Companies that are developing products that would compete with the Company's products include: VaxGen, Inc., which is developing vaccines against anthrax and smallpox; Avant Immunotherapeutics, Inc., which has vaccine programs for agents of biological warfare, including plague and anthrax; Human Genome Sciences, Inc., Elusys Therapeutics, Inc. and AVANIR Pharmaceuticals, Inc., all of which are developing monoclonal antibodies as anthrax treatments. Other competitors of the Company include: Emergent Biosolutions Inc., Merck & Co., Inc., Bio Sante Pharmaceuticals, Inc., Dynport Vaccine Company, LLC ("DVC") and Ligocyte Pharmaceuticals, Inc.

Political or social factors may delay or impair the Company's ability to market its products and its business may be materially adversely affected.

      Products developed to treat diseases caused by, or to combat the threat of, bioterrorism will be subject to changing political and social environments. The political and social responses to bioterrorism have been unpredictable. Political or social pressures may delay or cause resistance to bringing the Company's products to market or limit pricing of its products, which would harm the Company's business.

The U.S. government's determination to award any contracts to the Company may be challenged by an interested party, such as another bidder, at the General Accounting Office or in federal court. If such a challenge is successful, a contract may be terminated.

      The laws and regulations governing the procurement of goods and services by the U.S. government provide procedures by which other bidders and other interested parties may challenge the award of a government contract. In the event that the Company is awarded a government contract, such protests could be filed even if there are not any valid legal grounds on which to base the protest. If any such protests are filed, the government agency may decide to suspend the Company's performance under the contract while such protests are being considered by the General Accounting Office or the applicable federal court, thus potentially delaying delivery of goods and services and payment. In addition, the Company could be forced to expend considerable funds to defend any potential award. If a protest is successful, the government may be ordered to terminate the Company's contract at its convenience and reselect bids. The government could even be directed to award a potential contract to one of the other bidders.

Legal and Regulatory Risks of Development Stage Biotechnology Companies

The Company's commercial success will be affected significantly by its ability to obtain protection for its proprietary technology and that of its licensors and collaborators and not infringe the patents and proprietary rights of third parties.

      The patent position of biotechnology firms generally is highly uncertain and involves complex legal and factual questions. To date, no consistent policy has emerged regarding the breadth of claims allowed in biotechnology patents. The Company currently holds two U.S. patents and has five U.S. patent applications pending. In addition, it has rights under numerous other patents and patent applications pursuant to exclusive and non-exclusive license arrangements with licensors and collaborators. However, there can be no assurance that patent applications owned or licensed by the Company will result in patents being issued or that the patents, existing or issued in the future, will afford protection against competitors with similar technology. Any conflicts resulting from third-party patent applications and patents could significantly reduce the coverage of the patents owned, optioned by or licensed to the Company or its collaborators and limit the ability of the Company or that of its collaborators to obtain meaningful patent protection.

      Further, the commercial success of the Company will depend significantly on its ability to operate without infringing the patents and proprietary rights of third parties. The Company is aware of one U.S. patent covering recombinant production of an antibody, which, it has been argued, covers any reproduction of an antibody, as well as another U.S. patent application with claims over pegylated butyrylcholinesterase.

      Although the Company believes that neither Valortim(TM), which is a monoclonal antibody and uses recombinant reproduction of antibodies, nor Protexia(R), which uses pegylated butyrylcholinesterase technology, infringes on any valid claims of such patents, the Company cannot provide any assurances that if a legal action based on either of these two patents were to be brought against the Company or its distributors, licensees or collaborators, that the Company or its distributors, licensees or collaborators would prevail or that the Company would have sufficient funds or resources to defend such claims. If patents are issued to third parties that contain competitive or conflicting claims, the Company, its licensors or collaborators may be legally prohibited from researching, developing or commercializing potential products or be required to obtain licenses to these patents or to develop or obtain alternative technology. The Company, its licensors and/or its collaborators may be legally prohibited from using patented technology, may not be able to obtain any license to the patents and technologies of third parties on acceptable terms, if at all, or may not be able to obtain or develop alternative technologies.

      The costs associated with establishing the validity of patents, of defending against patent infringement claims of others and of asserting infringement claims against others is expensive and time consuming, even if the outcome is favorable. An outcome of any patent prosecution or litigation that is unfavorable to the Company or one of its licensors or collaborators may have a material adverse effect on the Company.

Any inability to protect the Company's intellectual property could harm its competitive position and adversely affect its business.

      The Company's success will depend, in part, on its ability to obtain patents and maintain adequate protection of other intellectual property for its technologies and products in the U.S. and other countries. If the Company does not adequately protect its intellectual property, competitors may be able to use its technologies and erode or negate its competitive advantages. Further, the laws of some foreign countries will not protect the Company's proprietary rights to the same extent as the laws of the U.S., and the Company may encounter significant problems in protecting its proprietary rights in these foreign countries.

      The patent positions of pharmaceutical and biotechnology companies, including the Company's patent positions, involve complex legal and factual questions and, therefore, validity and enforceability cannot be predicted with certainty. Patents may be challenged, deemed unenforceable, invalidated or circumvented. The Company will be able to protect its proprietary rights from unauthorized use by third parties only to the extent that it covers its proprietary technologies with valid and enforceable patents or that it effectively maintains such proprietary technologies as trade secrets. The Company will apply for patents covering its technologies and product candidates as it deems appropriate. The Company may fail to apply for patents on important technologies or products in a timely fashion, or at all, and in any event, the applications the Company files may be challenged and may not result in issued patents. Any future patents the Company obtains may not be sufficiently broad to prevent others from practicing its technologies or from developing competing products. Furthermore, others may independently develop similar or alternative technologies or design around the Company's patented technologies. In addition, if challenged, the Company's patents may be declared invalid. Even if valid, the Company's patents may fail to provide it with any competitive advantages.

      The Company will rely upon trade secrets protection for its confidential and proprietary information. The Company has taken measures to protect its proprietary information; however, these measures may not provide adequate protection to the Company. The Company has sought to protect their proprietary information by entering into confidentiality agreements with employees, collaborators and consultants. Nevertheless, employees, collaborators or consultants may still disclose the companies' proprietary information, and the Company may not be able to meaningfully protect its trade secrets. In addition, others may independently develop substantially equivalent proprietary information or techniques or otherwise gain access to the Company's trade secrets.

The Company's use of hazardous materials and chemicals require it to comply with regulatory requirements which may result in significant costs and expose it to potential liabilities.

      The Company's research and development involves the controlled use of hazardous materials and chemicals. The Company will be subject to federal, state, local and foreign laws governing the use, manufacture, storage, handling and disposal of such materials. The Company will not be able to eliminate the risk of accidental contamination or injury from these materials. In the event of such an accident, the Company could be held liable for significant damages or fines, and these damages could exceed its resources and any applicable insurance coverage. In addition, the Company may be required to incur significant costs to comply with regulatory requirements in the future.

The Company may become subject to product liability claims, which could reduce demand for its product candidates or result in damages that exceed its insurance coverage.

      The Company will face an inherent risk of exposure to product liability suits in connection with its products being tested in human clinical trials or sold commercially. The Company may become subject to a product liability suit if any product it develops causes injury, or if treated individuals subsequently become infected or otherwise suffer adverse effects from its products. Regardless of merit or eventual outcome, product liability claims may result in decreased demand for a product, injury to the Company's reputation, withdrawal of clinical trial volunteers and loss of revenues.

      If a product liability claim is brought against the Company, the cost of defending the claim could be significant and any adverse determination may result in liabilities in excess of its insurance coverage. Additionally, the Company will be applying for indemnification under the Support Anti-terrorism by Fostering Effective Technologies Act of 2002 which preempts and modifies tort laws so as to limit the claims and damages potentially faced by companies who provide certain "qualified" anti-terrorism products. However, the Company cannot be certain that it will be able to obtain or maintain adequate insurance coverage on acceptable terms, if at all.

Legislation limiting or restricting liability for medical products used to fight bioterrorism is new, and the Company cannot be certain that any such protection will apply to its products and, therefore, the Company could become subject to product liability suits and other third party claims if such protections do not apply.

      The Public Readiness and Emergency Preparedness Act ("Public Readiness Act") was signed into law in December 2005 and creates general immunity for manufacturers of countermeasures, including security countermeasures (as defined in Section 319F-2(c)(1)(B)), when the Secretary of Defense issues a declaration for their manufacture, administration or use. The declaration is meant to provide general immunity from all claims under state or federal law for loss arising out of the administration or use of a covered countermeasure. Manufacturers are excluded from this protection in cases of willful misconduct.

      Upon a declaration by the Secretary of Health and Human Services, a compensation fund is created to provide "timely, uniform, and adequate compensation to eligible individuals for covered injuries directly caused by the administration or use of a covered countermeasure." The "covered injuries" to which the program applies are defined as serious physical injuries or death. Individuals are permitted to bring a willful misconduct action against a manufacturer only after they have exhausted their remedies under the compensation program. A willful misconduct action could be brought against us if an individual(s) has exhausted their remedies under the compensation program which thereby could expose us to liability. the Company may become subject to standard product liability suits and other third party claims if products it develops which fall outside of the Public Readiness Act cause injury or if treated individuals subsequently become infected or otherwise suffer adverse effects from such products.

The Company may be subject to claims that it or its employees wrongfully used or disclosed alleged trade secrets of the employees' former employers. Such litigation could result in substantial costs and be a distraction to the Company's management.

      As is commonplace in the biotechnology industry, the Company employs individuals who were previously employed at other biotechnology or pharmaceutical companies, including their competitors or potential competitors. Although no claims against the Company are currently pending, the Company may be subject to claims that these employees or it have inadvertently or otherwise used or disclosed trade secrets or other proprietary information of their former employers. Litigation may be necessary to defend against these claims. Even if the Company is successful in defending against these claims, litigation could result in substantial costs and be a distraction to management.

If the Company experiences delays in obtaining regulatory approvals, or is unable to obtain or maintain regulatory approvals, it may be unable to commercialize any products.

      The Company will need to conduct a substantial amount of additional research and development before any U.S. or foreign regulatory authority will approve any of its products. In addition, the Company's product candidates will be subject to extensive and rigorous domestic government regulation. Results of the Company's research and development activities may indicate that its potential products are unsafe or ineffective. In this case, regulatory authorities will not approve them. Even if approved, the Company's products may not be commercially successful. If the Company fails to develop and commercialize its products, it may be forced to curtail or cease operations.

      In addition, the commencement and rate of completion of clinical trials for the Company's products may be delayed by many factors, including:

      o     lack of efficacy during the clinical trials in animals;

      o     unsatisfactory results of any clinical trial;

      o     unforeseen safety issues;

      o     slower than expected rate of patient recruitment; or

      o     government or regulatory delays.

      Delays in obtaining regulatory approvals may:

      o adversely affect the commercialization of any products that the Company or its collaborative partners develop;

      o impose costly procedures on the Company or its collaborative partners;

      o diminish any competitive advantages that the Company or its collaborative partners may attain; and

      o     adversely affect the Company's receipt of revenues or royalties.

      The results from preclinical testing and early clinical trials are often not predictive of results obtained in later clinical trials. Although a new product may show promising results in initial clinical trials, it may subsequently prove unfeasible or impossible to generate sufficient safety and efficacy data to obtain necessary regulatory approvals. Data obtained from preclinical and clinical studies are susceptible to varying interpretations, which may delay, limit or prevent regulatory approval. In addition, the Company may encounter regulatory delays or rejections as a result of many factors, including results that do not support its claims, perceived defects in the design of clinical trials and changes in regulatory policy during the period of product development. The Company's business, financial condition, prospects and results of operations may be materially adversely affected by any delays in, or termination of, its clinical trials or a determination by the FDA that the results of the Company's trials are inadequate to justify regulatory approval.

      Any required approvals, once obtained, may be withdrawn. Further, if the companies fail to comply with applicable FDA and other regulatory requirements at any stage during the regulatory process, it may encounter difficulties including:

      o     delays in clinical trials or commercialization;

      o     product recalls or seizures;

      o     suspension of production and/or distribution;

      o     withdrawals of previously approved marketing applications; and

      o     fines, civil penalties and criminal prosecutions.

      The Company's collaborative partners may not be able to conduct clinical testing or obtain necessary approvals from the FDA or other regulatory authorities for any product candidates. If the Company fails to obtain required governmental approvals, it or its collaborative partners will experience delays in, or be precluded from, marketing products developed through it or, as applicable, their research.

      The Company and its contract manufacturers will also be required to comply with the applicable FDA good manufacturing practice regulations. Good manufacturing practice regulations include requirements relating to quality control and quality assurance as well as the corresponding maintenance of records and documentation. Manufacturing facilities are subject to inspection by the FDA. These facilities must be approved before the Company will be able to use them in commercial manufacturing of their products. The Company and its contract manufacturers may not be able to comply with the applicable good manufacturing practice requirements and other FDA regulatory requirements. If the Company and its contract manufacturers fail to comply, they could be subject to fines or other sanctions, or be precluded from marketing their products.

The Company may be required to perform additional clinical trials or change the labeling of its products if it or others identify side effects after its products are on the market, which could harm sales of the affected products.

      If the Company or others identify side effects after any of its products are on the market, or if manufacturing problems occur:

      o     regulatory approval may be withdrawn;

      o reformulation of the affected products, additional clinical trials, or changes in labeling of the Company's products may be required;

      o changes to or re-approvals of the Company's manufacturing facilities may be required;

      o     sales of the affected products may drop significantly;

      o     the Company's reputation in the marketplace may suffer; and

      o lawsuits, including class action suits, may be brought against the Company.

      Any of the above occurrences could harm or prevent sales of the affected products or could increase the costs and expenses of commercializing and marketing these products.

Risks Related to Our Common Stock

If our existing stockholders exercise their registration rights, it may have an adverse effect on the market price of our common stock.

      Our initial stockholders are entitled to require us to register the resale of their shares of common stock at any time after the date on which their shares are released from escrow, which, except in limited circumstances, will not be before July 29, 2008. If our existing stockholders exercise their registration rights with respect to all of their shares of common stock, then there will be an additional 2,250,000 shares of common stock eligible for trading in the public market. The presence of this additional number of shares of common stock eligible for trading in the public market may have an adverse effect on the market price of our common stock.

The American Stock Exchange may delist our securities from trading which could limit investors' ability to make transactions in our securities and subject us to additional trading restrictions.

      Our common stock and warrants are listed on the AMEX, a national securities exchange. We cannot assure you that our securities will continue to be listed on the AMEX. If the AMEX delists our securities from trading on its exchange and we are not able to list our securities on another exchange or to have them quoted on Nasdaq, our securities could be quoted on the OTC Bulletin Board, or "pink sheets". As a result, we could face significant material adverse consequences including:

      o     a limited availability of market quotations for our securities;

      o a determination that our common stock is a "penny stock" which will require brokers trading in our common stock to adhere to more stringent rules and possibly resulting in a reduced level of trading activity in the secondary trading market for our securities;

      o     a limited amount of news and analyst coverage for our company; and

      o a decreased ability to issue additional securities or obtain additional financing in the future.

      The National Securities Markets Improvement Act of 1996, which is a federal statute, prevents or preempts the states from regulating the sale of certain securities, which are referred to as "covered securities". Since we are listed on the AMEX, our securities are covered securities. Although the states are preempted from regulating the sale of our securities, the federal statute does allow the states to investigate companies if there is a suspicion of fraud, and if there is a finding of fraudulent activity, then the states can regulate or bar the sale of covered securities in a particular case. While we are not aware of a state having used these powers to prohibit or restrict the sale of securities issued by blank check companies generally, certain state securities regulators view blank check companies unfavorably and might use these powers, or threaten to use these powers, to hinder the sale of securities of blank check companies in their states.

Risks Related to the Merger and our Prior Status as a Special Purpose Acquisition Company

In connection with the previously announced proceedings initiated in Delaware Chancery Court, the Court determined on August 27, 2007 that the Merger between Former PharmAthene and Healthcare Acquisition Corp. had been validly approved and authorized in full compliance with the company's charter and Delaware corporate law. As is generally the case with decisions of the Court of Chancery, the decision is subject to appeal for 30 days in accordance with Delaware law. The following risks are applicable if the Delaware Chancery Court's determination is reversed on appeal.

If an appellate court reverses on appeal the Delaware Chancery Court's determination and determines that the Merger was not validly approved, the Company will be forced to abandon the Merger with Former PharmAthene and will seek to liquidate.

      In any liquidation, the net proceeds of the Company's IPO that were held in the trust account, plus any interest earned thereon, would have to be distributed on a prorate basis to the holders of the Company's common stock issued in the IPO. However, following the determination of the Delaware Court of Chancery that the Merger was validly consummated, the Company instructed the trustee to transfer the $58,906,655 remaining in the trust to the Company. If the Company had liquidated its assets for distribution to all stockholders, the per share liquidation would have been approximately $69 million which had been deposited in the trust account at the time of the IPO, plus interest accrued thereon until the date of any liquidation; as of June 30, 2007, there was approximately $6.20 per share available in the trust account for distribution to the stockholders (excluding accrued interest). On August 14, 2007, distribution of $7.71 per share was made to the holders of 1,786,175 shares who voted against the Merger and elected to convert their shares. In addition, there would be no distribution with respect to the Company's outstanding warrants and, accordingly, the warrants would expire worthless.

If the decision of the Delaware Chancery Court is reversed on appeal and the Merger is not consummated, the Company will be forced to dissolve and liquidate. In such event, it is more likely than not that the amount distributed to our stockholders will be less than the approximately $6.20 per share that otherwise would have been available.

Our stockholders may be held liable for claims against the Company by third parties to the extent of distributions received by them.

      Under the Delaware General Corporation Law, stockholders may be held liable for claims by third parties against a corporation to the extent of distributions received by them in a dissolution. If in fact there is a determination on appeal that the Merger was not validly consummated and the Company were required to liquidate and we complied with certain procedures set forth in Section 280 of the Delaware General Corporation Law intended to ensure that we make reasonable provision for all claims against us, including a 60-day notice period during which any third-party claims can be brought against us, a 90-day period during which we may reject any claims brought, and an additional 150-day waiting period before any liquidating distributions are made to stockholders, any liability of a stockholder with respect to a liquidating distribution would be limited to the lesser of such stockholder's pro rata share of the claim or the amount distributed to the stockholder, and any liability of the stockholder would be barred after the third anniversary of the dissolution. However, it would be our intention to make liquidating distributions to our stockholders as soon as reasonably possible after dissolution and, therefore, we do not intend to comply with those procedures. As such, our stockholders could potentially be liable for any claims to the extent of distributions received by them in a dissolution and any such liability of our stockholders will likely extend beyond the third anniversary of such dissolution. Accordingly, we cannot assure you that third parties will not seek to recover from our public stockholders amounts owed to them by us.

Under Delaware law, our dissolution would require the approval of the holders of a majority of our outstanding stock, without which we would not be able to dissolve and liquidate and distribute our assets to our public stockholders. Therefore, there may be a considerable delay before any distribution of our assets.

      Pursuant to Delaware law, our dissolution requires the affirmative vote of stockholders owning a majority of our then outstanding common stock. Soliciting the vote of our stockholders will require the preparation of preliminary and definitive proxy statements, which will need to be filed with the Securities and Exchange Commission and could be subject to their review. This process could take a substantial amount of time ranging from 40 days to several months.

If third parties bring claims against us or if Former PharmAthene has breached any of its representations, warranties or covenants set forth in the Merger Agreement, we may not be adequately indemnified for any losses arising therefrom.

      Although the Merger Agreement provides that the stockholders of Former PharmAthene will indemnify us for losses arising from a breach of the representations, warranties and covenants by Former PharmAthene set forth in the Merger Agreement, such indemnification is limited both in the aggregate and the deductible and is subject to other limitations. In addition, the survival period for any claims under the Merger Agreement is limited to claims arising within the twelve months immediately following the effective time of the Merger. Accordingly, we will be prevented from seeking indemnification for any claims above the aggregate threshold or arising after the applicable survival period.

If the Merger's benefits do not meet the expectations of financial or industry analysts, the market price of the Company's common stock may decline.

      The market price of the Company's common stock may decline as a result of the Merger if:

      o the Company does not achieve the perceived benefits of the Merger as rapidly as, or to the extent anticipated by, financial or industry analysts; or

      o the effect of the Merger on the Company's financial results is not consistent with the expectations of financial or industry analysts.

      Accordingly, investors may experience a loss as a result of a decreasing stock price and the Company may not be able to raise future capital, if necessary, in the equity markets.

If an appellate court reverses on appeal the Delaware Chancery Court's determination and holds that we did not consummate the Merger and must dissolve, payments from the trust account to our public stockholders may be delayed.

      We currently believe that any plan of dissolution and liquidation subsequent to the expiration of the 24 month deadline would proceed in approximately the following manner:

      o our Board of Directors will, consistent with Delaware law and its obligations described in our amended and restated certificate of incorporation to dissolve, prior to the passing of such deadline, convene and adopt a specific plan of dissolution and liquidation, which it will then vote to recommend to our stockholders; at such time it will also cause to be prepared a preliminary proxy statement setting out such plan of dissolution and liquidation as well as the board's recommendation of such plan;

      o soon after such deadline, we would file our preliminary proxy statement with the Securities and Exchange Commission;

      o if the Securities and Exchange Commission does not review the preliminary proxy statement, then, approximately 10 days following the passing of such deadline, we will mail the proxy statements to our stockholders, and approximately 30 days following the passing of such deadline we will convene a meeting of our stockholders, at which they will either approve or reject our plan of dissolution and liquidation; and

      o if the Securities and Exchange Commission does review the preliminary proxy statement, we currently estimate that we will receive their comments approximately 45 days following the passing of such deadline. We will mail the proxy statements to our stockholders following the conclusion of the comment and review process (the length of which we cannot predict with any certainty, and which may be substantial) and we will convene a meeting of our stockholders at which they will either approve or reject our plan of dissolution and liquidation.

      In the event we seek stockholder approval for a plan of dissolution and liquidation and do not obtain such approval, we will nonetheless continue to pursue stockholder approval for our dissolution. Pursuant to the terms of our amended and restated certificate of incorporation, our powers following the expiration of the permitted time periods for consummating a business combination will automatically thereafter be limited to acts and activities relating to dissolving and winding up our affairs, including liquidation. The funds held in our trust account may not be distributed except upon our dissolution and, unless and until such approval is obtained from our stockholders, the funds held in our trust account will not be released. Consequently, holders of a majority of our outstanding stock must approve our dissolution in order to receive the funds held in our trust account and the funds will not be available for any other corporate purpose.

      The procedures required for us to liquidate under the Delaware law, or a vote to reject any plan of dissolution and liquidation by our stockholders, may result in substantial delays in the liquidation of our trust account to our public stockholders as part of our plan of dissolution and liquidation.

If an appellate court reverses on appeal the Delaware Chancery Court's determination and holds that the Merger was invalid, we will dissolve and liquidate.

      If an appellate court reverses on appeal the Delaware Chancery Court's determination and holds that we did not validly complete the Merger on or before August 3, 2007, we will dissolve and liquidate pursuant to the provisions of our certificate of incorporation and Delaware law. We view this obligation to dissolve and liquidate as an obligation to our public stockholders and neither we nor our Board of Directors will take any action to amend or waive any provision of our amended and restated certificate of incorporation to allow us to survive for a longer period of time if it does not appear we will be able to consummate the Merger. We will be required to obtain stockholder approval of a plan of dissolution under Delaware law. Upon approval of our plan of dissolution, we will distribute, assuming satisfaction of our creditors, to all of our public stockholders, in proportion to their respective equity interest, an aggregate sum equal to the amount in the trust account (net of taxes payable). Our initial stockholders have waived their rights to participate in any liquidation distribution with respect to their initial shares and have agreed to vote in favor of any plan of dissolution and distribution which we will present to our stockholders for vote. There will be no distribution from the trust account with respect to our warrants which will expire worthless. We will pay the costs of our dissolution and liquidation of the trust account from our remaining assets outside of the trust fund, and we estimate such costs to be between $50,000 and $75,000.

      Because we entered into a definitive agreement to complete a business combination prior to the expiration of 18 months after the consummation of our IPO, we had an additional six months in which to complete the Merger with Former PharmAthene. If an appellate court reverses on appeal the Delaware Chancery Court's determination and holds that we did not validly complete the Merger on or before August 3, 2007, our purpose and powers will be limited to dissolving, liquidating and winding up. Since the funds held in trust have been distributed to the Company for use as operating capital, there can be no assurance that if a court so ruled there would be sufficient funds to distribute to stockholders equal to the pre-merger liquidation value per share.

Registration Statement Relating to the Warrants

      Under the terms of the warrant agreement (the "Warrant Agreement") relating to the Company's outstanding redeemable warrants ("Warrants"), the Warrants become exercisable to purchase one share of common stock at a price of $6.00 per share upon the completion of the Merger until July 27, 2009. However, the Company's final prospectus relating to its IPO indicated (i) that no Warrant would be exercisable unless at the time of exercise a prospectus relating to the common stock issuable upon exercise of the Warrant is current and the common stock has been registered under the Securities Act of 1933 or qualified or deemed to be exempt under the securities laws of the state of residence of the holder of the Warrant and (ii) that the Warrant may be deprived of any value and the market for the Warrant may be limited if the prospectus relating to the common stock issuable upon the exercise of the Warrant is not current or if the common stock is not qualified or exempt from qualification in the jurisdictions in which the holder of the Warrant resides. The Warrant Agreement was subsequently amended to clarify that the registered holders do not have the right to receive a net cash settlement in the event the Company does not maintain a current prospectus relating to the common stock issuable upon exercise of the Warrants at the time such Warrants are exercisable. Although the Company intends to file a registration statement with the SEC covering the sale of the shares issuable upon exercise of the Warrants, no such registration statement has been filed as yet. Accordingly, the Warrants may not be exercised currently and will not be exercisable until a registration statement is filed by the Company and declared effective by the SEC. Furthermore, if there is a determination that the Merger was not duly consummated which could result if the decision of the Delaware Chancery Court is reversed on appeal, the Warrants could expire without ever being exercisable.

Financial Information

      Reference is made to the disclosure set forth under Item 9.01 of this Current Report on Form 8-K concerning the financial information of the Company.

         Management's Discussion and Analysis of Financial Condition and
                              Results of Operations

      The following discussion should be read in conjunction with the consolidated financial statements for the Company which present the results of operations of the Company for the three and six month periods ended June 30, 2007 and 2006 as well as the financial positions at June 30, 2007 and December 31, 2006. In addition to historical information, the following discussion may contain forward looking information that involves risks and uncertainties. All amounts presented, except share data, are rounded to the nearest thousand dollars.

Overview

      The Company is a biodefense company engaged in the business of discovery and development of novel human therapeutics and prophylactics for the treatment and prevention of morbidity and mortality from exposure to biological and chemical weapons. Additionally, the Company collaborates with other pharmaceutical companies to support clinical development of product candidates. The Company has two products currently under development. Valortim(TM), a fully human monoclonal antibody (an identical population of highly specific antibodies produced from a single clone) for the prevention and treatment of anthrax infection and Protexia(R), mimics a natural bioscavenger for the treatment or prevention of nerve agent poisoning by organophosphate compounds which include nerve gases and pesticides.

      The Company's lead product candidate, Valortim(TM), is a fully human monoclonal antibody designed to protect against and treat inhalation anthrax infection, the most lethal form of illness in humans caused by the Bacillus anthracis bacterium. The Company is co-developing Valortim(TM) with Medarex, Inc., a biopharmaceutical company that specializes in developing fully human antibody-based therapeutic products and will share with Medarex any profits derived from sales of Valortim(TM). Preclinical trials on animal models have demonstrated Valortim(TM) to be highly efficacious as both a prophylaxis and a therapeutic for inhalation anthrax infection. The Company and Medarex have completed dosing of healthy volunteers in a Phase I open-label, dose-escalation clinical trial to evaluate the safety, tolerability, immunogenicity (the ability of an antigen to elicit an immune response), and pharmacokinetics (the study of absorption, metabolism and action of drugs) of a single dose of Valortim(TM) administered intravenously or intramuscularly. No drug-related serious adverse events have been reported. Final results from the Phase I trial were presented at the Infectious Disease Society of America meeting in October 2006. Valortim(TM) has been granted Fast Track Status by the U.S. Food and Drug Administration (the "FDA"), which may permit the Company to submit portions of a Biologics License Application ("BLA") or efficacy supplement before the complete BLA is submitted. This may expedite the review process but requires that the FDA have sufficient resources to allow early review of the portions submitted. In addition, Valortim(TM) has been granted orphan drug status for the treatment of inhalational anthrax.

      Protexia(R), the Company's second product candidate, is a recombinant form (that is, produced using genetic engineering technology) of human butyrylcholinesterase, a naturally occurring enzyme ("BChE"), for use in the prophylaxis and treatment of organophosphate chemical nerve agent poisoning. Preclinical trials on animal models have demonstrated that Protexia(R) is highly efficacious both prophylactically and therapeutically for chemical nerve agent poisoning. The Company plans to continue preclinical animal studies of Protexia(R) throughout 2006 and 2007 and file an Investigational New Drug application ("IND") with the FDA in 2008. The procurement process for the scale-up development and sale of Protexia(R) is already underway with the U.S. Department of Defense (the "DoD"), the department tasked with purchasing biodefense countermeasures for military use. The DoD requested competitive bids in a Request for Proposal (an "RFP") for a recombinant form of BChE drug for the prophylaxis treatment of chemical nerve agent poisoning, which the Company submitted in November 2005. In September 2006, the Company was awarded a contract by the DoD for the advanced development of Protexia(R) and procurement of an initial 90,000 doses for approximately $35 million. If all options and extensions of this contract are exercised, the contract could amount to up to $213 million in revenues.

      In compiling its business plan and cost and revenue projections for the future, the Company has considered various factors, relating to potential sales of Valortim(TM) and Protexia(R) In order to market commercially its products, the Company must receive final approval from the FDA. The Company currently estimates that it will not have an FDA approved product until at least 2012. Nevertheless, the Company believes that it may commence sales of Valortim(TM) and Protexia(R) in 2008 and 2009. The United States Strategic National Stockpile ("SNS") is able to purchase products from companies prior to the receipt of FDA approval for Emergency Use Authorization ("EUA"). The Company is aware that, under certain conditions, the SNS currently buys a significant amount of product from companies that do not have an FDA-approved product. The Company analyzed the United States Government's demand for its products based upon published reports. It also analyzed available information regarding its competitors' projects and determined the level of orders that could be received from the United States Government. The Company estimated what portion of such orders it could receive and of such orders what portion the Company could deliver in each of 2008 and 2009 and the price per treatment delivered. The Company also considered delivery of a limited number of orders internationally. Much like the Valortim(TM) analysis, the Company performed a similar evaluation and analysis of the market for Protexia(R). To this end, the Company projected the delivery, beginning in 2009, of Protexia(R) domestically to SNS and internationally. Accordingly, the Company believes it can meet projections for sales in 2009 of Valortim(TM) and Protexia (R).

      Prior to the Merger, the Company has financed its operations since inception in March 2001 primarily through the issuance of equity securities, convertible notes, and proceeds from loans or other borrowings. In addition to the trust funds obtained in the Merger, any, or all, of these financing vehicles or others may be utilized to fund its future capital requirements.

Recent Events

      On August 3, 2007, the Company consummated a merger in accordance with the Merger Agreement pursuant to which HAQ's wholly-owned subsidiary, PAI Acquisition Corp., was merged with and into Former PharmAthene. Immediately following the Merger, HAQ changed its name from Healthcare Acquisition Corp. to "PharmAthene, Inc." and Former PharmAthene, which became a wholly-owned subsidiary of HAQ, changed its name to "PharmAthene U.S. Corporation."

      The financial information disclosed in this Current Report on Form 8-K presents the historical financial results and information of Former PharmAthene, as the financial acquirer in the Merger, for the quarter ended June 30, 2007.

      As consideration for the Merger, the Company paid stockholders, optionholders, warrantholders and noteholders of Former PharmAthene (the "PharmAthene Security Holders") the following consideration:

            (i) an aggregate of 12,500,000 shares of common stock of the Company at closing (the "Stock Consideration") plus 300,688 shares in adjustment (the "Adjustment") calculated on the basis of the number of shares electing conversion in excess of 5% of the Company's outstanding common stock prior to the Merger; and

            (ii) $12,500,000 in 8% convertible notes (the "Convertible Notes") issued by the Company (the "Note Consideration");

      In addition, the PharmAthene Security Holders could receive up to $10 million in milestone payments contingent upon the Company entering into a contract prior to December 31, 2007 for the sale of Valortim(TM) to the U.S. government for more than $150 million in anticipated revenue; the payments will be equal to 10% of the actual collections from the sale of Valortim(TM) up to $10 million.

      Recipients of the Stock Consideration have certain registration rights pursuant to a Registration Rights Agreement, dated August 3, 2007, by and among the Company and the PharmAthene Security Holders (the "Registration Rights Agreement"). Additionally, each of the stockholders, noteholders and holders of options or warrants to purchase not less than 100,000 shares of the common stock Former PharmAthene have executed a lock-up agreement (the "Lock-up Agreement") that such person shall not sell, pledge, transfer, assign or engage in any hedging transaction with respect to the Company's common stock issued to such stockholders as part of the Merger Consideration except in accordance with the following schedule: 50% of the Stock Consideration shall be released from the lock-up commencing six months following the effective time of the Merger and all remaining Stock Consideration shall be released from the lock-up twelve months following the effective time. The Note Consideration was allocated among the PharmAthene noteholders pursuant to a Note Exchange Agreement, dated August 3, 2007, by and among HAQ, PharmAthene and the PharmAthene noteholders (the "Note Exchange Agreement"). A portion of the Stock Consideration , in the aggregate amount of 1,375,000 shares of the Company's common stock, has been placed in escrow to be held for a period of one year for indemnification claims pursuant to an Escrow Agreement, dated August 3, 2007, by and among HAQ, PharmAthene and Continental Stock Transfer & Trust Company, as escrow agent (the "Escrow Agreement"). Based upon the total number of shares electing conversion being in excess of 5% of the Company's outstanding common stock prior to the Merger, the Stock Consideration was adjusted upwards by 300,688 shares issuable to stockholders of Former PharmAthene.

      The Note Consideration issued in exchange for Former PharmAthene's $11.8 million outstanding secured convertible notes will mature in 24 months. These convertible notes will be convertible at the option of the holders into common stock at $10.00 per share and may be redeemed by the Company without penalty after 12 months.

      On March 30, 2007, the Company entered into a $10 million credit facility with Silicon Valley Bank and Oxford Finance Corporation. Under the credit facility, the Company borrowed $10 million which loan bears interest at the rate of 11.5% per annum. Pursuant to the terms of the loan and security agreement evidencing the credit facility, the Company will make monthly payments of interest only through September 30, 2007 and, thereafter, will make monthly payments of principal and interest over the remaining 30-month term of the loan. The loan is secured by a security interest on all of the Company's and PharmAthene Canada's assets other than certain intellectual property. The Company may not repay the loan for the first six months but, thereafter, may prepay provided it pays certain prepayment fees. In connection with the credit facility, the Company issued to Silicon Valley Bank and Oxford Financial Corporation warrants to purchase an aggregate of 438,453 shares of Former PharmAthene Series C Preferred Stock through March 30, 2017 at an exercise price of $0.91 per share which, as a consequence of the Merger, converted into a warrant to purchase 100,778 shares of the Company's common stock at an exercise price of $4.06 per share.

      Results of Operations

      Revenue

      The Company recognized revenues of $2.3 million for the three months ended June 30, 2007. For the six months ended June 30, 2007 and 2006, the Company recognized revenues of $5.3 million and $186,400, respectively. These revenues consist primarily of contract and grant funding from the U.S. government for the development of pharmaceutical products for Protexia(R), one of the Company's two drugs. Other non-grant related revenue of $7,000 and $7,700 was recognized in the first quarters of fiscal years 2007 and 2006, respectively.

      Contract and Grant Revenue

      During the three and six months ended June 30, 2007 and 2006, contract and grant revenues recognized related to U.S. government awarded contracts and grants as follows:

            o With the March 2005 acquisition of substantially all of the assets and liabilities of Nexia Biotechnologies Ltd. (the "Nexia Acquisition"), the Company was assigned the rights to receive the fixed price grant with the U.S. Army Medical Research and Material Command Center to fund preclinical studies for the Protexia(R) compound. This grant was awarded for approximately $2.7 million for the period from April 2003 through September 2006.

            o In September 2006, the DoD U.S. Army Space and Missile Command awarded the Company a multi-year contract for advanced development of the Company's broad spectrum chemical nerve agent prophylaxis and therapy, Protexia(R). The contract for advanced development and procurement of an initial 90,000 doses of Protexia(R) is for approximately $35 million. If all options and extensions of this contract are exercised, the contract could amount to up to $213 million in revenues.

            o In October 2006, the National Institutes of Health (NIH) Countermeasures Against Chemical Threats, (Counter ACT) Research Network awarded a $1.7 million grant to support continued development of the Company's broad spectrum chemical nerve agent therapy, Protexia(R). Counter ACT's program goal is to develop novel therapeutic agents for use in a mass civilian terrorist attack.

      During the three and six months ended June 30, 2007, the Company recognized $2.3 million and $5.2 million, respectively, in revenue related to advanced development work funded through the DoD U.S. Army Space and Missile Command contract awarded in September 2006. Additionally, approximately $32,500 and $119,400 of revenue was recognized for the same periods, respectively, related to the development grant work under the NIH Counter ACT program.

      During the three months ended June 30, 2006, the Company recognized $178,700 in grant revenue related to the firm fixed price grant with the U.S. Army Medical Research and Material Command Center to fund preclinical studies for the Protexia(R) compound. Work under this grant was completed in March 2006, with no additional grant funding for the remainder of the year.

      Other Revenue

      In connection with the Nexia Acquisition, the Company acquired property and equipment, including farm facilities. Other income primarily results from the leasing of farm facilities that the Company is currently not utilizing.

      Research and Development Expenses

      The Company's research and development expenses were $4.0 million and $1.4 million for the three months ended June 30, 2007 and 2006, respectively. For the six months ended June 30, 2007 and 2006, the Company recognized research and development expenses of $7.1 million and $3.2 million, respectively. These expenses resulted from research and development activities related to programs for ValortimTM, for protection against and treatment of inhalation anthrax, and for Protexia(R), for treatment of nerve agent poisoning. The Company incurred both direct and indirect expenses. Direct expenses included salaries and other costs of personnel, raw materials and supplies. The Company may also incur third-party costs related to these projects, such as contract research, consulting and clinical development costs for individual projects.

      Research and development expenses for the three and six months ended June 30, 2007 and 2006, respectively, was attributable to research programs as follows:

                                    Three months ended June 30,    Six months ended June 30,
                                    ---------------------------    -------------------------
                                       2007             2006          2007           2006
                                    ----------       ----------    ----------     ----------
Valortim(TM)                        $1,040,800       $  135,200    $1,517,800     $  656,900
Protexia(R)                          2,444,700        1,218,000     4,586,600      2,446,900
Internal research and development      509,500           30,700       982,600         62,200
                                    ----------       ----------    ----------     ----------
Total R&D expenses                  $3,995,000       $1,383,900    $7,087,000     $3,166,000
                                    ==========       ==========    ==========     ==========

      Research and development expense increased $2.6 million for the three months ended June 30, 2007 as compared to the three months ended June 30, 2006 primarily as a result of increased process development and manufacturing activities related to Protexia(R) and Valortim(TM) of $2.0 million and additional personnel related expenses of approximately $428,600. The increase in research and development costs of $3.9 million from the six months ended June 30, 2006 as compared to the six months ended June 30, 2007 resulted from increased process development and manufacturing activities related to Protexia(R) and Valortim(TM) of $3.7 million and additional personnel related expenses of approximately $444,200. This increase is partially offset by reduced clinical fees of $273,100 related to the clinical trial program for Valortim(TM) which was initiated in fiscal year 2005 in collaboration with Medarex.

      Protexia(R) is the Company's drug candidate for use as a countermeasure against nerve agent bioterrorist attacks and was acquired in March 2005. For the three and six months ended June 30, 2007, the Company expended approximately $1.8 million and $3.5 million, respectively, primarily on process development and manufacturing activities. Additionally, approximately $692,700 million and $1.0 million was spent on internal human resources for the same periods, respectively. For the three and six months ended June 30, 2006, the Company spent approximately $862,700 and $1.6 million on internal human resources on the Protexia(R) development program. Additionally, $355,300 and $880,100 was incurred as related to pre-clinical testing and manufacturing. From inception of the Protexia(R) development program to date, the Company has expended a total of $12 million related to the Protexia(R) program.

      Valortim(TM) is the Company's drug candidate for use as a countermeasure against anthrax associated bioterrorist attacks. For the three and six months ended June 30, 2007, the Company spent approximately $1.0 million and $1.5 million, respectively, on process and clinical development with the remaining expenditure related to internal resources. For the three and six months ended June 30, 2006, the Company spent $135,200 and $656,900 on clinical development with the remaining expense related to internal resources. From inception of the Valortim(TM) development program to date, the Company has expended a total of $5 million related to the Valortim(TM) development program.

      Internal research and development costs include activities related to the development of future programs.

      General and Administrative Expenses

      General and administrative functions for the Company include executive management, finance and administration, government affairs and regulations, corporate development, human resources, legal, and compliance. For each function, the Company may incur direct expenses such as salaries, supplies and third-party consulting and other external costs. Indirect costs such as facilities, utilities and other administrative overhead are also included in general and administrative expenses.

      Expenses associated with general and administrative functions for the Company were $3.0 million and $1.5 million for the three months ended June 30, 2007 and 2006, respectively. General and administrative expenses increased $1.5 million from the three months ended June 30, 2006 as compared to the three months ended June 30, 2007 primarily due to increased employee costs of $668,700 and related increased travel activities of $139,700, and $655,100 in additional consulting and legal costs associated with transactional, proposal and compliance related activities.

      Expenses associated with general and administrative functions for the Company were $5.5 million and $2.9 million for the six months ended June 30, 2007 and 2006, respectively. General and administrative expenses increased $2.6 million from the six months ended June 30, 2006 as compared to the six months ended June 30, 2007 primarily due to $1.1 million in additional consulting and legal costs associated with transactional, proposal and compliance related activities, increased employee costs of $1.0 million and related increased travel activities of $158,000, and increased building operation costs of $123,000 associated with the increased headcount, primarily in the United States.

      Depreciation and Intangible Amortization

      Depreciation and intangible amortization expense was $162,200 and $118,800 for the three months ended June 30, 2007 and 2006, respectively. For the six months ended June 30, 2007 and 2006, deprecation and intangible amortization expense was $309,300 and $255,200, respectively. Depreciation expense for the three months ended June 30, 2007 and 2006 of $128,000 and $80,100, respectively, and for the six months ended June 30, 2007 and 2006 of $240,000 and $184,400, respectively resulted primarily from building, leasehold improvements and lab equipment acquired through the Nexia Acquisition during the first quarter of 2005. Amortization expense recorded the three months ended June 30, 2007 and 2006 of $34,200 and $38,700, respectively, and for the six months ended June 30, 2007 and 2006 of $69,300 and $70,800, respectively, related to patents acquired in the Nexia Acquisition.

      Other Income and Expenses

      Other income and expenses consists primarily of income on the Company's investments, interest expense on the Company's debt and other financial obligations and the change in market value of its derivative financial instruments. For the three months ended June 30, 2007 and 2006, the Company's interest income was $93,600 and $34,500, respectively. The Company's interest income was $149,200 and $106,700 for the six months ended June 30, 2007 and 2006, respectively. The increase in interest income for the three and six months ended June 30, 2007 as compared to the same period in 2006 resulted from higher average investment balances throughout fiscal year 2007 primarily resulting from financing activities.

      The Company incurred interest expense of $529,500 for the three months ended June 30, 2007 and 2006, respectively. For the six months ended June 30, 2007 and 2006, the Company incurred $771,300 and $100 of interest expense, respectively. During the second and third quarters of fiscal year 2006, the Company entered into $11.8 million 8% convertible notes. The Company has recognized $238,000 and $473,300, respectively, in interest expense related to these notes for the three and six months ended June 30, 2007. On March 30, 2007, the Company entered into a $10 million credit facility. Approximately $297,900 in interest expense has been recognized at June 30, 2007.

      For the three months ended June 30, 2007 and 2006, the Company incurred expenses of $14,500 and $11,400, respectively, related to the change in market value of its derivative instruments, which consist of 5,699,895 warrants to purchase Series C Preferred Stock of Former PharmAthene at an exercise price of $0.91 per share. For the six months ended June 30, 2007 and 2006, the Company recognized expenses of $6,800 and $365,300, respectively, related to the change in market value of these warrants. The fair values of these warrants are estimated on a quarterly basis using the Black-Scholes valuation model.

      Liquidity and Capital Resources

      Overview

      The Company's primary cash requirements are to fund its research and development programs and to fund general corporate overhead. Its cash requirements could change materially as a result of changes in its business and strategy. These changes could arise from the Company's management team's evaluation of its business strategy, the progress of its research and development activities and clinical programs, licensing activities, acquisitions, divestitures or other corporate developments.

      The Company has financed its operations since inception in March 2001 primarily through the issuance of equity securities in addition to convertible notes, and proceeds from loans or other borrowings. In addition to the use of the trust funds obtained in the Merger, any combination of, or all of, these financing vehicles or others may be utilized to fund its future capital requirements. In evaluating alternative sources of financing, the Company considers, among other things, the dilutive impact, if any, on its stockholders, the ability to leverage stockholder returns through debt financing, the particular terms and conditions of each alternative financing arrangement and its ability to service its obligations under such financing arrangements.

      The Company's Consolidated Financial Statements have been prepared on a basis which assumes that it will continue as a going concern and which contemplates the realization of assets and the satisfaction of liabilities and commitments in the normal course of business. The Company has incurred cumulative net losses and expects to incur additional losses to perform further research and development activities. The Company does not have commercial products and has limited capital resources. Its plans with regard to these matters include continued development of its products as well as seeking additional research support funds and financial arrangements. Although the Company continues to pursue these plans, there is no assurance that it will be successful in obtaining sufficient financing on commercially reasonable terms or that it will be able to secure financing through government contracts and grants.

      The Company has developed a plan to reduce its operating expenses in the event that sufficient funds are not available, or if it is not able to obtain anticipated government contracts and grants. If the Company is unable to raise adequate capital or achieve profitability, future operations will need to be scaled back or discontinued. Continuance of the Company as a going concern is dependent upon, among other things, the success of the Company's research and development programs and its ability to obtain adequate financing. The Company's Consolidated Financial Statements do not include any adjustments relating to recoverability of the carrying amount of recorded assets and liabilities that might result from the outcome of these uncertainties.

      Sources and Uses of Cash

      Cash and cash equivalents for the Company were $7.1 million and $5.1 million at June 30, 2007 and December 31, 2006, respectively. The $2.0 million increase in cash and cash equivalents from December 31, 2006 was primarily attributable to the March 2007 $10 million debt financing partially offset by the funding of operations for six months ended June 30, 2007.

      Operating Activities

      Net cash used in operating activities was $6.3 million and $6.0 million for the six months ending June 30, 2007 and 2006, respectively. The 2007 cash used in operations results primarily from a net loss after the effect of non-cash adjustments of $7.7 million and an increase in accounts receivable of $1.0 million partially offset by decrease in prepaid and other assets of $545,600 and an increase in accrued expenses and accounts payable of $2.0 million. Accounts receivable increased due to contract award receivables due from the DoD related to the advanced development of Protexia(R). Prepaid and other current assets decreased primarily as a result of the use of funds for development activity related to the Company's collaboration with Medarex on the ValortimTM program. Prepaid expenses fluctuate from period to period depending on the timing and level of preparation and initiation of research and development activity and clinical trials. Accounts payable and accrued expenses increased due to increased development activities and compliance related activities.

      The 2006 cash used in operations results primarily from a net loss after the effect of non-cash adjustments of $5.6 million. Non-cash adjustments for the six months ending June 30, 2006 included a $365,300 charge related to the change in market value of derivative financial instruments.

      Investing Activities

      Net cash used in investing activities was $491,400 for the first half of fiscal year 2007 compared to $3.4 million for the first half of fiscal year 2006. All investing activities in 2007, and $424,800 of investing activities for the period ended June 30, 2006, related to the purchase of property and equipment. The Company finances capital expenditures primarily through direct purchases utilizing the Company's existing cash.

      In March 2006 in connection with the SIGA Merger Agreement, the Company entered into a Bridge Note Purchase Agreement with SIGA providing SIGA with interim financing, subject to the execution of a definitive merger agreement through a bridge loan. Through June 30, 2006, the Company funded $3.0 million of this interim financing.

      Financing Activities

      Net cash provided by financing activities was $8.7 million for the period ending June 30, 2007. The 2007 cash provided in financing results from a $10 million credit facility partially offset by $1.3 million in financing costs related to merger and financing activities. On March 30, 2007, the Company entered into a $10.0 million credit facility with Silicon Valley Bank and Oxford Finance Corporation. Under the credit facility, the Company borrowed $10 million which loan bears interest at the rate of 11.5% per annum. Pursuant to the terms of the loan and security agreement evidencing the credit facility, the Company will make monthly payments of interest only through September 30, 2007 and, thereafter, will make monthly payments of principal and interest over the remaining 30-month term of the loan. The loan is secured by a security interest on all of the Company's and PharmAthene Canada's assets other than certain intellectual property. In addition, in the event that the Delaware Chancery Court's determination is reversed on appeal and the Merger was not consummated by August 3, 2007, the Company has agreed to provide the lenders with a mortgage on its Canadian real estate. The Company may not repay the loan for the first six months but, thereafter, may prepay provided it pays certain prepayment fees. In connection with the credit facility, the Company issued to Silicon Valley Bank and Oxford Financial Corporation warrants to purchase an aggregate of 438,453 shares of the Former PharmAthene's Series C Preferred Stock through March 30, 2017 at an exercise price of $0.91 per share which, as a consequence of the Merger, converted into 100,778 shares of the Company's common stock at an exercise price of $4.06 per share.

      Future Cash Needs

      The Company has financed its operations since inception in March 2001 primarily through the issuance of equity securities, convertible notes, and proceeds from loans or other borrowings. Any, or all, of these financing vehicles or others may be utilized to fund the Company's future capital requirements.

      The Company's future capital requirements and liquidity will depend on many factors, including but not limited to, the progress of its research and development programs; the progress of pre-clinical and clinical testing; the time and cost involved in obtaining regulatory approval; the cost of filing, prosecuting, defending and enforcing any patent claims and other intellectual property rights; the changes in its existing research relationships, competing technological and marketing developments; its ability to establish collaborative arrangements and to enter into licensing agreements and contractual arrangements with others; and any future change in its business strategy.

      The Company expects to fund its development activities for Protexia(R) primarily using the funds available from its contract with the DoD. Under the agreement, the DoD has agreed to fund up to $35 million of development costs as incurred over a three year period. The Company believes this funding will be sufficient to complete the development of Protexia(R). In connection with its collaboration with Medarex for the development of Valortim, the Company has expended $2 million of its own funds and Medarex has received $7.2 million in grants from the United States Government. The Company believes that the remaining costs for this development program will be financed through additional grants to the Company (not Medarex) anticipated to be received from the United States Government and from the Company's available cash which, if the Merger is not consummated, would be drawn from the Company's credit facility and/or additional issuances of securities. If the merger is consummated, the post merger companies will have up to $68 million less any conversion from the trust and any expenses of the merger.

      The Company has incurred cumulative net losses and expects to incur additional losses to perform further research and development activities. It does not have commercial products and has limited capital resources. The Company's plans with regard to these matters include continued development of its product candidates as well as seeking additional research support funds and financial arrangements through a combination of collaborative agreements, strategic alliances, research grants, equity and debt financing. Although the Company continues to pursue these plans, there is no assurance that it will be successful in obtaining sufficient financing on commercially reasonable terms or that the Company will be able to secure financing from anticipated government contracts and grants. The Company has developed a plan to reduce its operating expenses in the event that sufficient funds are not available, or if it is not able to obtain anticipated government contracts and grants. If the Company is unable to raise adequate capital or achieve profitability, future operations will need to be scaled back or discontinued.

      Off-Balance Sheet Arrangements

      The only off-balance sheet arrangements which the Company has entered into are its facility and equipment operating lease agreements. The Company's obligations under these agreements are presented in this section under "Contractual Obligations."

Critical Accounting Policies

      Estimates

      The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires the Company to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. The Company bases its estimates and assumptions on historical experience and various other factors that are believed to be reasonable under the circumstances. Actual results could differ from our estimates and assumptions. The Company believes the following critical accounting policies, among others, affect our more significant estimates and assumptions and require the use of complex judgment in their application.

      Adoption of FASB 123R regarding share-based payments

      On December 13, 2004, the FASB issued FAS 123R, which requires that all share-based payments to employees, including grants of employee stock options, be recognized in the income statement based on their grant date fair values for interim or annual periods beginning after June 15, 2005. Costs of all Share-based payments will be recognized over the requisite service period that an employee must provide to earn the award (i.e. usually the vesting period) and charged to the operating expense associated with that employee. The Company adopted FAS 123R on January 1, 2006 using the "modified prospective" method. Because the Company does not have history as a publicly held company, it has based such measurements as volatility on publicly held companies similar to the Company.

      Revenue Recognition

      The Company recognizes revenue when all terms and conditions of the agreements have been met including persuasive evidence of an arrangement, services have been rendered, price is fixed or determinable, and collectibility is reasonably assured. For reimbursable cost research grants, the Company recognizes revenue as costs are incurred and appropriate regulatory approvals have been obtained or approval criteria are met for invoicing the related government agency.

      All of the grant revenue the Company recognized historically was received under a cost reimbursement grant from the U.S. government to fund the development of pharmaceutical products for biodefense applications In addition, reimbursed costs are subject to review and adjustment by the granting agency. As the Company develops experience with contracting authorities and as its incurred cost submissions are reviewed and approved by the responsible government authorities, estimates of the assumptions related to these uncertainties may change.

      Research and Development Expenses

      Research and development costs include salaries, facilities expense, overhead expenses, material and supplies, pre-clinical expense, clinical trials and related clinical manufacturing expenses, stock based compensation expense, contract services and other outside services. Such costs are charged to expense as incurred.

      Intangible Assets

      When the Company acquires development products, it allocates the purchase price, including expenses and assumed liabilities, to tangible and intangible assets. The portion allocated to intangible assets may be allocated to trademarks, patents and other intangibles using the assistance of valuation experts. The Company estimates the useful lives of the assets by considering the remaining life of the patents, estimated future introductions of competing products, and other related factors.

      Because of the nature of pharmaceutical research, and particularly because of the difficulties associated with efficacy studies in humans related to the bioterrorist products with which the Company works and the government's related funding provisions, factors that drive the estimate of the life of the asset are often more uncertain than other non-bioterrorist pharmaceutical research. On an annual basis, the Company assesses recoverability of intangibles from future operations, using undiscounted future cash flows derived from the intangible assets.

      Any impairment would be recognized in operating results to the extent the carrying value exceeds the fair value, which is determined based on the net present value of estimated future cash flows; in certain situations, where the carrying value is dependent upon the outcome of a single study and that study is unsuccessful, that impairment may be significant in amount and immediate in timing.

      Consolidation of PharmAthene Canada, Inc.

      The FASB has issued FASB Interpretation No. 46R, Consolidation of Variable Interest Entities ("FIN 46R"), which expands consolidated financial statements to include variable interest entities. Variable interest entities are to be consolidated by the company which is considered to be the primary beneficiary of the entity, even if such company does not have majority control. Under FIN 46R, the Company has been deemed the primary beneficiary of PharmAthene Canada, Inc., a variable interest entity. Accordingly, the financial results of PharmAthene Canada, Inc. have been consolidated with the the Company financial statements as of its date of inception.

      Contractual Obligations

      The following are contractual commitments at June 30, 2007 associated with leases, research and development arrangements, collaborative development obligations and long term debt:

                                                       Less than                                    More than
Contractual Obligations(1)                Total         1 Year        1-3 Years      3-5 Years       5 years

Operating facility leases              $ 4,700,400    $   581,000    $ 1,044,600    $   814,500    $ 2,260,300
Tenant improvements                        474,406        474,406             --             --             --
HAQ Merger related costs                 1,763,000      1,763,000             --             --             --
Research and development agreements     17,830,600     17,830,600             --
Notes payable, including interest       24,431,300     16,748,500      7,682,800             --             --
Total contractual obligations          $49,199,706    $37,397,506    $ 8,727,400    $   814,500    $ 2,260,300

(1) This table does not include any royalty payments of future sales of products subject to license agreements the Company have entered into in relation to its in-licensed technology, as the timing and likelihood of such payments are not known. Additionally, the table does not include obligations to taxing authorities due to the uncertainty surrounding the ultimate settlement of amounts and timing of these obligations.

Properties

      Former PharmAthene recently has relocated its corporate headquarters which, nevertheless, remain in Annapolis, Maryland and are occupied pursuant to lease. The Company has assumed this facility as its corporate headquarters.

Security Ownership of Certain Beneficial Owners and Management

      The following table sets forth information, as of August 9, 2007, based on information obtained from the persons named below, with respect to the beneficial ownership of shares of the Company's common stock by (i) each person known by us to be the owner of more than 5% of our outstanding shares of the Company's common stock, (ii) each director and executive officer and (iii) all directors and executive officers as a group. Except as indicated in the footnotes to the table, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

                                                                Amount and Nature of
Name and Address of Beneficial Owner(1)                         Beneficial Ownership      Percent of Class(2)
------------------------------------------------------------    --------------------      -------------------
David P. Wright(3)(4)                                                   210,552                     *
John Pappajohn(3)(5)                                                    793,124                  3.57%
James H. Cavanaugh, Ph.D(3)(6)                                        3,500,301                 15.72%
Steven St. Peter, M.D.(3)(7)                                                276                     *
Elizabeth Czerepak(3)(8)                                              1,574,469                  7.05%
Joel McCleary(3)(9)                                                     106,006                     *
John Gill(3)(10)                                                          1,510                     *
Christopher C. Camut(3)(11)                                                   0                     *
Eric Richman(3)(12)                                                      37,488                     *
Wayne Morges(3)(13)                                                      11,363                     *
Valerie Riddle(3)(14)                                                    31,387                     *
Francesca Cook(3)(15)                                                    19,436                     *
Funds affiliated with Bear Stearns Health
Innoventures Management, LLC(16)                                      1,574,469                  7.05%
Funds affiliated with MPM Capital L.P.(17)                            3,960,396                 17.56%
HealthCare Ventures VII, L.P.(18)                                     3,498,748                 15.71%
Nexia Biotechnologies Ltd.(19)                                        1,715,974                  7.77%
All directors and executive officers as a group (12) persons          6,285,912                 26.93%

(1) Includes shares of common stock issuable upon exercise of warrants, which are beneficially owned by certain of the persons named in the above table, that became exercisable upon consummation of the Merger on August 3, 2007. Unless otherwise indicated, the business address of each of the individuals is One Park Place, Suite 450, Annapolis, MD 21401. Beneficial ownership is determined in accordance with the rules and regulations of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options held by that person that are currently exercisable or exercisable within 60 days of the date hereof are deemed outstanding. Such shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person. Except as indicated in the footnotes to the following table or pursuant to applicable community property laws, each stockholder named in the table has sole voting and investment power with respect to the shares set forth opposite such stockholder's name.

(2) Percent of class is based on 22,087,121 shares of common stock issued and outstanding as of August 9, 2007, after the consummation of the Merger, which gives effect to the reduction in outstanding shares resulting from the redemption of 1,786,175 shares of common stock held by persons voting against the Merger and demanding conversion of their shares into a pro rata portion of the trust account, and the issuance of 300,688 shares to the stockholders of Former PharmAthene resulting from an upward adjustment of the stock consideration payable in connection with the Merger based on the number of shares electing redemption.

(3)   The person listed is an officer and/or director of the Company.

(4) Includes (i) 103,417 shares of common stock issuable within 60 days upon exercise of options and (ii) 5,320 shares of common stock issuable upon conversion of Convertible Notes. Does not include 22,598 shares of common stock issuable upon exercise of options that are not exercisable, 780,000 shares of common stock issuable upon the exercise of stock options or 100,000 shares under a restricted stock award, which were granted to Mr. Wright on August 30, 2007 pursuant to his employment agreement with the Company.

(5) Includes 141,960 shares of our common stock issuable upon the exercise of warrants.

(6) Dr. Cavanaugh is a general partner of HealthCare Partners VII, L.P., which is the general partner of HealthCare Ventures VII, L.P. In such capacity he may be deemed to share voting and investment power with respect to 3,498,748 shares of our common stock held by HealthCare Ventures VII, L.P. Dr. Cavanaugh disclaims beneficial ownership of the shares reported except to the extent of his proportionate pecuniary interest therein. Dr. Cavanaugh's beneficially owned shares also includes options to purchase 1,553 shares of our common stock (representing the portion of an option to purchase a total of 2,759 shares of common stock that is currently exercisable or will become exercisable within 60 days of the date of this report). Dr. Cavanaugh's address is c/o Healthcare Ventures VII, L.P., 44 Nassau Street, Princeton, New Jersey 08542.

(7) Consists of options to purchase 276 shares of our common stock (representing the portion of an option to purchase a total of 1,104 shares of our common stock that is currently exercisable or will become exercisable within 60 days of the date of this report).

(8) Elizabeth Czerepak is a managing partner of Bear Stearns Health Innoventures Management, LLC, which is the sole general partner of Bear Stearns Health Innoventures, L.P., Bear Stearns Health Innoventures Offshore, L.P., BX, L.P. and Bear Stearns Health Innoventures Employee Fund, L.P., and BSHI Members, LLC co-invests with these funds. The shares reported are directly owned by Bear Stearns Health Innoventures, L.P., Bear Stearns Health Innoventures Offshore, L.P., BX, L.P., Bear Stearns Health Innoventures Employee Fund, L.P. and BSHI Members, LLC. In her capacity as a managing partner of Bear Stearns Health Innoventures Management, LLC, Ms. Czerepak may be deemed to share voting and investment power with respect to 1,574,469 shares of common stock beneficially owned by these funds. Ms. Czerepak disclaims beneficial ownership of these shares except to the extent of her proportionate pecuniary interest therein. See Footnote 16 below. Ms. Czerepak's address is c/o Bear Stearns Health Innoventures Management, LLC, 383 Madison Avenue, New York, NY 10179.

(9) Includes (i) options to purchase 1,923 shares of our common stock (representing the portion of an option to purchase a total of 2,759 shares of common stock that is currently exercisable or will become exercisable within 60 days of this report), and (ii) 2,673 shares of common stock issuable upon conversion of Convertible Notes.

(10) Consists of options to purchase 1,510 shares of common stock (representing the portion of an option to purchase a total of 2,759 shares of common stock that is currently exercisable or will become exercisable within 60 days of this report).

(11) Mr. Camut holds options to purchase 44,172 shares of common stock, which vest 25% annually from January 4, 2007.

(12) Consists of options to purchase 36,764 shares of common stock (representing the portion of an option to purchase a total of 52,473 shares of common stock that is currently exercisable or will become exercisable within 60 days of this report) and 814 shares of common stock issuable upon conversion of Convertible Notes.

(13) Consists of options to purchase 11,363 shares of common stock (representing the portion of an option to purchase a total of 23,432 shares of common stock that is currently exercisable or will become exercisable within 60 days of this report).

(14) Includes options to purchase 22,566 (representing the portion of an option to purchase a total of 31,068 shares of common stock that is currently exercisable or will become exercisable within 60 days of this report).

(15) Includes options to purchase 14,335 shares of common stock (representing the portion of an option to purchase a total of 22,547 shares of common stock that is currently exercisable or will become exercisable within 60 days of this report).

(16) Consists of 1,320,087 shares of common stock held by Bear Stearns Health Innoventures, L.P., Bear Stearns Health Innoventures Offshore, L.P., BX, L.P., Bear Stearns Health Innoventures Employee Fund, L.P. and BSHI Members, LLC, and 254,106 shares of common stock issuable upon the conversion of Convertible Notes in the principal amount of $2,541,079.27. Also includes options to purchase 276 shares of our common stock (representing the portion of an option to purchase a total of 1,104 shares of our common stock that is currently exercisable or will become exercisable within 60 days of this report) originally granted to Elizabeth Czerepak and assigned by her to these funds. Ms. Czerepak is a managing partner of Bear Stearns Health Innoventures Management, LLC, which is the sole general partner of Bear Stearns Health Innoventures, L.P., Bear Stearns Health Innoventures Offshore, L.P., BX, L.P. and Bear Stearns Health Innoventures Employee Fund, L.P., and BSHI Members, LLC co-invests with these funds. Elizabeth Czerepak disclaims beneficial ownership of these shares except to the extent of her proportionate pecuniary interest therein. The address for the Bear Stearns funds is 383 Madison Avenue, New York, New York, 10179. See Note (9).

(17) Consists of 3,489,443 shares of common stock held by MPM BioVentures III-QP, L.P., MPM BioVentures III GmbH & Co. Beteiligungs KG, MPM BioVentures III, L.P., MPM BioVentures III Parallel Fund, L.P. and MPM Asset Management Investors 2004 BVIII LLC, and 470,953 shares of common stock issuable upon conversion of Convertible Notes in the principal amount of $4,709,553.61. MPM BioVentures III GP, L.P. and MPM BioVentures III LLC are the direct and indirect general partners of MPM BioVentures III-QP, L.P., MPM BioVentures III GmbH & Co. Beteiligungs KG, MPM BioVentures III, L.P. and MPM BioVentures III Parallel Fund, L.P. The members of MPM BioVentures III LLC and MPM Asset Management Investors 2004 BVIII LLC are Luke Evnin, Ansbert Gadicke, Nicholas Galakatos, Dennis Henner, Nicholas Simon III, Michael Steinmetz and Kurt Wheeler, who disclaim beneficial ownership of these shares except to the extent of their proportionate pecuniary interest therein. Dr. St. Peter is affiliated with the MPM Funds. The address for the MPM Funds is The John Hancock Tower, 200 Clarendon Street, 54th floor, Boston, MA, 02116.

(18) Consists of 3,317,243 shares of common stock and 181,505 shares of common stock issuable upon conversion of Convertible Notes in the principal amount of $1,815,056.92. Dr. Cavanaugh is a general partner of HealthCare Partners VII, L.P., which is the general partner of HealthCare Ventures VII, L.P. In such capacity he may be deemed to share voting and investment power with respect to these shares. Dr. Cavanaugh disclaims beneficial ownership of these shares except to the extent of his proportionate pecuniary interest therein. The address for Healthcare Ventures VII, L.P. is 44 Nassau Street, Princeton, New Jersey 08542.

(19) The address for Nexia Biotechnologies Ltd. is 70 St. George's Crescent, Edmonton, Alberta T5N 3M7.

      At the effective time of the Merger, all of the shares of common stock outstanding prior to the effective date of its IPO (all of which are owned by our directors and officers) which were placed into escrow with Continental Stock Transfer & Trust Company, as escrow agent, on July 28, 2005, are now subject to release. Upon such release from escrow, the certificates representing such shares currently in escrow may be replaced by certificates representing the shares of the renamed entity.

      During the escrow period, the holders of these shares were not able to sell or transfer their securities, except to their spouses and children or trusts established for their benefit, but retained all other rights as our stockholders, including, without limitation, the right to vote their shares of common stock and the right to receive cash dividends, if declared. If dividends were declared and payable in shares of common stock, such dividends would have also been placed in escrow. If the decision of the Delaware Chancery Court is reversed on appeal determining that the Merger was not validly consummated and, as a result, the Company is liquidated, none of HAQ's original stockholders owning shares of our common stock prior to its IPO will receive any portion of the liquidation proceeds with respect to common stock owned by them prior to the date of the IPO.

Directors and Executive Officers

      Information regarding the Company's directors and executive officers is set forth in the Definitive Proxy Statement, beginning on page 144 and is incorporated herein by reference.

Executive Compensation

      Information regarding the Company's executive compensation is set forth in the Definitive Proxy Statement, beginning on page 147 and is incorporated herein by reference.

Certain Relationships and Related Transactions, and Director Independence

      Information regarding related party transactions and director independence are described in the Definitive Proxy Statement, on page 151 and is incorporated herein by reference.

      In addition, on August 2, 2007, prior to the consummation of the Merger, each of John Pappajohn and Derace Schaffer purchased 100,000 shares of common stock of HAQ and Matthew Kinley purchased 50,000 shares of common stock of HAQ. In addition, Healthcare Ventures VII, L.P. and funds affiliated with MPM Capital L.P. each purchased 125,000 shares of common stock of HAQ. On August 3, 2007, prior to the consummation of the Merger, each of John Pappajohn and David Wright purchased 100,000 shares and 50,000 shares, respectively, of common stock of HAQ and Healthcare Ventures VII, L.P. and funds affiliated with MPM Capital L.P. each purchased an additional 125,000 shares of common stock of HAQ.

      Also, as previously disclosed, HAQ, its principal stockholders and its advisors had been contacted by third party investors (collectively, the "New Investors") indicating to HAQ an interest in making an investment in HAQ through the purchase of a significant number of shares of common stock in privately negotiated transactions with existing stockholders of HAQ but required that, in connection with the purchases, they receive additional shares of HAQ's common stock from the founding stockholders of HAQ and from certain stockholders of Former PharmAthene receiving shares of HAQ common stock as a result of the Merger.

      HAQ's principal stockholders and management team entered into agreements to provide the New Investors with these additional shares contingent upon the approval and consummation of the Merger and advised the New Investors that they were required to obtain the right to vote the shares to be purchased and vote any shares so purchased in favor of the proposals before the Special Meeting of Stockholders or obtain from the sellers of such shares a vote in favor of the proposals. The New Investors purchased, in the aggregate, 2,429,360 shares of common stock of HAQ. The purchase option agreements entered into by John Pappajohn, Derace L. Schaffer M.D., Edward B. Berger, Wayne A. Schellhammer and Matthew Kinley, the founders of HAQ and its executive officers and directors prior to the Merger (collectively, the "HAQ Insiders"), and the New Investors granting the New Investors options to acquire up to 1,266,752 shares of HAQ common stock in the aggregate (which amount subject to reduction pro rata to the extent that less than 2,800,000 shares of common stock of HAQ was purchased by the New Investors); since only 2,429,360 shares of common stock were purchased by the New Investors in the aggregate, 1,099,070 shares are subject to option. The options were purchased for an aggregate purchase price of $100 and the exercise price per share is $.0001 per share. The options are not exercisable until the underlying shares are released from the escrow arrangement with Continental Stock Transfer & Trust Company to which the HAQ Insiders are subject which expired upon consummation of the Merger. The HAQ Insiders entered into the escrow arrangement for all of their pre IPO shares in connection with the initial public offering by HAQ which was completed on July 28, 2005. The HAQ Insiders own an aggregate of 2,250,000 shares being held in escrow and own additional shares purchased pursuant to Rule 10b5-1 plans and purchased in the transactions described above which are not included in the escrow and were not sold to the New Investors. The option agreements also provide that neither the HAQ Insiders nor the New Investors may sell, transfer, pledge, assign or otherwise dispose of the options or the HAQ shares of common stock underlying the options while such options are subject to the escrow agreement and while the options remain exercisable. The options are exercisable commencing upon the date that the pre IPO shares are released from the escrow agreement and have a term of one year from such date.

      The HAQ Insiders are entitled to certain registration rights for their IPO Shares, as described in HAQ's prospectus from its IPO and in the Definitive Proxy Statement. These rights provide that the holders of the majority of these pre IPO shares will be entitled to require HAQ, on up to two occasions, to register these shares. The holders of the majority of these shares may elect to exercise these registration rights at any time after the date on which the shares of common stock are released from the escrow. In addition, the HAQ insiders have certain "piggy-back" registration rights on registration statements filed subsequent to the date on which these shares of common stock are released from escrow. HAQ will bear the expenses incurred in connection with the filing of any such registration statements. The New Investors, as assignees of the HAQ Insiders of the pre IPO Shares, are entitled to these registration rights.

      Pursuant to an assignment agreement, Healthcare Ventures VII, L.P, funds affiliated with MPM Capital L.P. and funds affiliated with Bear Stearns Health Innoventures Management, LLC, all of which were stockholders of Former PharmAthene, agreed to assign to the New Investors an aggregate of up to 479,252 shares that would otherwise be received by them as part of the Merger. Under the terms of the Merger Agreement, the number of shares issuable to the stockholders of Former PharmAthene could be adjusted upward by up to 337,500 shares of HAQ common stock (the "Adjustment Shares") in the event that stockholders of HAQ holding in excess of 5% of the IPO shares of HAQ vote against the Merger and seek to convert their shares. The total number of Adjustment Shares has now been computed to be 197,844 shares. These stockholders of Former PharmAthene assigned their right to receive their pro rata portion of these Adjustment Shares (an aggregate of 300,688 shares) to the New Investors, as well as an additional 217,548 shares issuable to them, in the aggregate, under the Merger Agreement. The New Investors are entitled, as assignees of these Former PharmAthene stockholders, to the registration rights being granted to such stockholders under the terms of the Merger Agreement as described in the Definitive Proxy Statement. The effectiveness of the assignment is contingent upon, among other things, the consummation of the Merger. The New Investors entered into lock up agreements in form substantially similar to that executed by all other Former PharmAthene stockholders in connection with the Merger.

      HAQ has agreed that if the shares held by the New Investors may not be sold without registration under the Securities Act of 1933, the Company would provide registration rights to the New Investors upon substantially the same terms as provided to the Former PharmAthene stockholders under the terms of the Merger Agreement.

      Information regarding beneficial ownership of shares of the Company's common stock by each person known by us to be the owner of more than 5% of our outstanding shares of the Company's common stock and each director and executive officer is provided above under the caption Security Ownership of Certain Beneficial Owners and Management.

Legal Proceedings

      The Company's legal proceedings are described in the Definitive Proxy Statement, on page 131 and is incorporated herein by reference.

Price Range of Securities and Dividends

      The price range and dividends of the Company's securities are set forth in the Definitive Proxy Statement, on page 30 and is incorporated herein by reference.

Description of Securities

      The description of the Company's securities is set forth in the Definitive Proxy Statement, on page 159 under the caption "Description of Securities." and is incorporated herein by reference.

Indemnification of Directors and Officers

      A description of the indemnification provisions relating to the Company's directors and officers is set forth in Part II of the Company's registration statement on Form S-1, as amended, filed with the SEC on July 27, 2005, under
Item 14 and is incorporated herein by reference.

Financial Statements and Supplementary Data

      Reference is made to the disclosure set forth under Item 9.01 of this Current Report on Form 8-K concerning the financial statements and supplementary data of the Company, which is incorporated herein by reference.

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

      Reference is made to the Current Report on Form 8-K filed September 16, 2007 concerning the termination of the engagement of LWBJ, LLP, as our independent registered public accountants and engagement of Ernst & Young LLP to replace LWBJ on September 10, 2007, which is incorporated herein by reference.

Financial Statements and Exhibits

      Reference is made to the disclosure set forth under Item 9.01 of this Current Report on Form 8-K concerning the financial information of the Company, which is incorporated herein by reference.

Item 3.02 Unregistered Sales of Equity Securities.

      Reference is made to our disclosure set forth under Item 2.01 of this Current Report on Form 8-K concerning the Merger Consideration.

Item 3.03 Material Modification to Rights of Security Holders.

Amendment to and the Restatement of the Certificate of Incorporation

      On August 3, 2007, we amended and restated our certificate of incorporation. The amendment and restatement is described in Proposal 2 of the Definitive Proxy Statement, on pages 94 through 97, and is incorporated herein by reference.

      The amended and restated certificate of incorporation is filed as Exhibit
3.1 to this Form 8-K.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Departure of Directors or Certain Officers

      On August 3, 2007, John Pappajohn resigned from his position as Secretary, Derace M. Schaffer, MD, resigned from his position as Vice Chairman and Chief Executive Officer and Director, Matthew P. Kinley resigned from his positions as President, Treasurer and Director, Edward Berger resigned from his position as Director and Wayne Schellhammer resigned from his position as Director. John Pappajohn will remain Chairman of the Board.

Election of Directors and Appointment of Certain Officers

      At a meeting of the Board of Directors held on August 6, 2007, our Board of Directors designated David Wright, James H. Cavanaugh, Ph.D., Elizabeth Czerepak, Steven St. Peter, M.D., Joel McCleary, and John Gill to serve as Directors. The executive backgrounds of each of such designees is set forth in the Definitive Proxy Statement beginning on page 144 and is incorporated herein by reference.

      In addition, the following persons, officers of the former PharmAthene, were appointed to the executive offices indicated opposite their respective names:

David P. Wright               President and Chief Executive Officer
Christopher C. Camut          Chief Financial Officer
Valerie Riddle, MD            Vice President, Medical Director
Eric Richman                  Senior Vice President,
                                Business Development and Strategic Planning
Francesca Cook                Vice President, Policy and Government Affairs
Wayne Morges                  Vice President Regulatory Affairs and Quality

2007 Long-Term Incentive Plan

      On August 3, 2007, our stockholders approved the Company's 2007 Long Term Incentive Plan (the "Incentive Plan"). The incentive plan became effective as of the closing of the Merger. A description of the stock plan is set forth in the Definitive Proxy Statement, on pages 97 through 103, and is incorporated herein by reference. Pursuant to the terms of the Merger Agreement, all outstanding options to purchase common stock of Former PharmAthene, whether vested or unvested, were assumed by the Company upon the same terms and conditions existing as to such options except that each such option was converted into an option to purchase a specified number of shares of common stock of the Company at a per-share exercise price calculated by dividing the exercise price per share of the common stock of Former PharmAthene at which each such option was exercisable prior to the Merger by an agreed-upon exchange ratio as specified in the Merger Agreement. All of such options, as converted, are assumed under the Incentive Plan and the Company has reserved for issuance under the Incentive Plan a sufficient number of shares of common stock of the Company for delivery upon the exercise of options so assumed.

      In connection with the Merger, the Company entered into an employment agreement with David P. Wright regarding his employment as President and Chief Executive Officer of the Company. Pursuant to Mr. Wright's employment agreement, effective August 3, 2007 upon consummation of the Merger, on August 30, 2007, the Compensation Committee granted to Mr. Wright a stock option to purchase 780,000 shares of the Company's common stock pursuant to the Incentive Plan at an exercise price of $5.36, which is equal to the fair market value of a share of the Company's common stock on the date of the grant as determined in accordance with applicable law and regulations by the closing price of the Company's common stock on August 30, 2007 and a restricted stock award of 100,000 shares of the Company's common stock. The option has a term of ten (10) years and both the option and the restricted stock award, subject to possible acceleration of vesting, will vest over a 5 year period with 25% vesting on the first anniversary of the grant date and the remainder vesting monthly on a pro-rata basis over the succeeding 48 months following the first anniversary date. A description of Mr. Wright's employment agreement is set forth in the Definitive Proxy Statement, on page 150 and is incorporated herein by reference.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

      Reference is made to our disclosure set forth under Item 3.03 of this Current Report on Form 8-K concerning the amendment to the Company's Certificate of Incorporation.

Item 5.06 Change in Shell Company Status.

      Upon the closing of the Merger, the Company ceased to be a shell company. The material terms of the transaction pursuant to which our wholly-owned subsidiary merged with and into PharmAthene and PharmAthene became our wholly-owned subsidiary are described in Proposal 1 of the Definitive Proxy Statement, on pages 57 through 93, which is incorporated herein by reference.

Item 8.01 Other Events.

      On August 6, 2007, the Company issued a press release with respect to the completion of its previously announced merger with Former PharmAthene. A copy of the Company's press release is attached as Exhibit 99.1.

      On August 28, 2007, the Company issued a press release announcing that, in connection with the previously announced proceedings initiated in Delaware Chancery Court, the Court determined on August 27, 2007 that the Merger had been validly approved and authorized in full compliance with the Company's charter and Delaware corporate law. As is generally the case with decisions of the Court of Chancery, this decision will be subject to appeal for 30 days in accordance with Delaware law.

Item 9.01 Financial Statements and Exhibits

(a) Financial Statements of businesses acquired

      The financial statements and selected financial information of the Company for the years ended December 31, 2006, 2005 and 2004, and for the quarter ended March 31, 2007 were included in the Definitive Proxy statement in the sections entitled "Selected Historical Financial Information," and "Index to Financial Statements" beginning on pages 24 and F-1, respectively, and are incorporated herein by reference.

      Filed herewith are the unaudited financial statements as of June 30, 2007 and for the three and six month periods ended June 30, 2007 and 2006.

(b) Pro forma financial information

      The pro forma financial information of the Company as of June 30, 2007 was included in the Definitive Proxy statement in the section entitled "Pro Forma Capitalization of Combined Company" beginning on page 29 and is incorporated herein by reference.

      Filed herewith in Note 13 of the Notes to Condensed Consolidated Financial Statements for the quarter ended June 30, 2007 are the pro forma combined financial statements of the Company as of June 30, 2007.

(d) Exhibits

NO.         DESCRIPTION
------      --------------------------------------------------------------------

2.1 Agreement and Plan of Merger dated January 19, 2007 by and among Healthcare Acquisition Corp., PAI Acquisition Corp., and PharmAthene, Inc. (7)

3.1         Amended and Restated Certificate of Incorporation. (9)

3.2         By-laws. (1)

4.1         Specimen Unit Certificate. (1)

4.2         Specimen Common Stock Certificate. *

4.3         Specimen Warrant Certificate. (1)

4.4 Form of Warrant Agreement between Continental Stock Transfer & Trust Company and the Registrant. (3)

4.5         Form of Note Exchange Agreement. (7)

4.6         Form of 8% Convertible Note of Healthcare Acquisition Corp. (7)

4.7         Amendment to Unit Purchase Option. (8)

4.8         Warrant Clarification Agreement. (8)

10.1.1 Letter Agreement among the Registrant, Maxim Group LLC and John Pappajohn. (2)

10.1.2 Letter Agreement among the Registrant, Maxim Group LLC and Derace L. Schaffer, M.D. (2)

10.1.3      Letter Agreement among the Registrant, Maxim Group LLC and Matthew
            P. Kinley. (2)

10.1.4 Restated Letter Agreement among the Registrant, Maxim Group LLC and Edward B. Berger. (3)

10.1.5 Letter Agreement among the Registrant, Maxim Group LLC and Wayne A. Schellhammer. (3)

10.2 Form of Investment Management Trust Agreement between Continental Stock Transfer & Trust Company and the Registrant. (3)

10.2.1 Amendment No. 1 to of Investment Management Trust Agreement between Continental Stock Transfer & Trust Company and the Registrant. (5)

10.3 Form of Stock Escrow Agreement between the Registrant, Continental Stock Transfer & Trust Company and the Initial Stockholders. (3)

10.4 Form of Registration Rights Agreement among the Registrant and the Initial Stockholders. (4)

10.5.1 Office Services Agreement by and between the Registrant and Equity Dynamics, Inc. (1)

10.5.2 Office Services Agreement by and between the Registrant and The Lan Group. (1)

10.6.1 Promissory Note, dated April 28, 2005, issued to John Pappajohn, in the amount of $70,000. (1)

10.6.2 Promissory Note, dated April 28, 2005, issued to Derace L. Schaffer, M.D., in the amount of $70,000. (1)

10.6.3 Promissory Note, dated April 28, 2005, issued to Matthew P. Kinley, in the amount of $35,000. (1)

10.6.4 Promissory Note, dated July 26, 2005, issued to John Pappajohn, in the amount of $30,000. (4)

10.6.5 Promissory Note, dated July 26, 2005, issued to Derace L. Schaffer, M.D., in the amount of $30,000. (4)

10.6.6 Promissory Note, dated July 26, 2005, issued to Matthew P. Kinley, in the amount of $15,000. (4)

10.7 Form of Unit Option Purchase Agreement between the Registrant and Maxim Group LLC. (3)

10.8 Form of Warrant Purchase Agreement by and between the Registrant, John Pappajohn and Maxim Group LLC. (2)

10.9 Form of Registration Rights Agreement to be entered into by Healthcare Acquisition Corp. and the former stockholders and note holders of PharmAthene, Inc. (7)

10.10 Stock Escrow Agreement, dated August 3, 2007, by and among the Registrant, a representative of the former stockholders and option holders of PharmAthene, Inc. and Continental Stock Transfer and Trust Company. (9)

10.11       Advisory Agreement. (8)

10.12       2007 Long-Term Incentive Compensation Plan. (9)

10.13 Employment Agreement, dated August 3, 2007, between the Registrant and David P. Wright. (9)

10.14 Employment Agreement, dated December 22, 2006, between the Registrant and Christopher C. Camut. *

10.15 Employment Agreement, dated November 3, 2003, between the Registrant and Francesca Marie Cook. *

10.16 Employment Agreement, dated November 3, 2003, between the Registrant and Eric Ian Richman. *

10.17 Employment Agreement, dated November 3, 2003, between the Registrant and Valerie Riddle. *

10.18 Employment Agreement, dated September 30, 2005, between the Registrant and Wayne Morges. *

10.19 Loan and Security Agreement, dated March 30, 2007, by and among the Company, Silicon Valley Bank, Oxford Finance Corporation, and other lenders listed on Schedule 1.1 thereof. *

10.20 U.S. Army Space & Missile Defense Command - "Development and Licensure of Bioscavanger Increment II (Recombinant Drug Candidate)" Award/Contract No. W9113M-06-C-0189, dated September 22, 2006, by and between the Company and the U.S. Army Space & Missile Defense Command. *+

10.21 Cooperative Research and Development Agreement, dated September 12, 2006, by and between the Company and the U.S. Army Medical Research Institute of Infectious Diseases. *+

10.22 Center for Scientific Review, National Institute of Health, Research Project Cooperative Agreement, Notice of Grant Award No. 1 U01 NS058207-01, dated September 30, 2006, awarded to the Company. *+

10.23 Collaboration Agreement, dated November 29, 2004, by and between the Company and Medarex, Inc. *+

10.24 License Agreement, dated August 8, 2006, by and between the Company and Nektar Therapeutics AL, Corporation. *+

10.25 Services Agreement, dated March 2, 2007, by and between the Company and GTC Biotherapeutics, Inc. *+

10.26 License Agreement, dated March 12, 2007, by and between the Company and GTC Biotherapeutics, Inc. *+

10.27 Biopharmaceutical Development and Manufacturing Services Agreement, dated June 15, 2007, by and between the Company and Laureate Pharma, Inc. *+

10.28 Office Lease, dated September 14, 2006, by and between the Company and Park Place Trust, as amended by First Amendment to Office Lease, dated January 22, 2007. *+

14          Code of Ethics. (3)

21          Subsidiaries. (9)

99.1 Press Release, dated August 6, 2007, announcing the consummation of the merger. (9)

            1. Incorporated by reference to the Registration Statement on Form S-1 of the Registrant filed on May 6, 2005.

            2. Incorporated by reference to the Registration Statement on Form S-1/A of the Registrant filed on June 10, 2005.

            3. Incorporated by reference to the Registration Statement on Form S-1/A of the Registrant filed on July 12, 2005.

            4. Incorporated by reference to the Registration Statement on Form S-1/A of the Registrant filed on July 27, 2005.

            5. Incorporated by reference to the Quarterly Report on Form 10-Q filed by the Registrant on November 14, 2005.

            6. Incorporated by reference to the Annual Report on Form 10-K filed by the Registrant on March 31, 2006.

            7. Incorporated by reference to the Current Report on Form 8-K filed by the Registrant on January 22, 2007.

            8. Incorporated by reference to the Current Report on Form 8-K filed by the Registrant on January 25, 2007.

            9. Incorporated by reference to the Current Report on Form 8-K filed by the Registrant on August 9, 2007.

*     filed herewith

+ Certain confidential portions of this exhibit have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                           PHARMATHENE, INC.
                                           (registrant)


September 24, 2007                     By: /s/ David Wright
                                           -------------------------------------
                                           David Wright
                                           President and Chief Executive Officer

                                  Exhibit Index

NO.         DESCRIPTION
------      --------------------------------------------------------------------

2.1 Agreement and Plan of Merger dated January 19, 2007 by and among Healthcare Acquisition Corp., PAI Acquisition Corp., and PharmAthene, Inc. (7)

3.1         Amended and Restated Certificate of Incorporation. (9)

3.2         By-laws. (1)

4.1         Specimen Unit Certificate. (1)

4.2         Specimen Common Stock Certificate. *

4.3         Specimen Warrant Certificate. (1)

4.4 Form of Warrant Agreement between Continental Stock Transfer & Trust Company and the Registrant. (3)

4.5         Form of Note Exchange Agreement. (7)

4.6         Form of 8% Convertible Note of Healthcare Acquisition Corp. (7)

4.7         Amendment to Unit Purchase Option. (8)

4.8         Warrant Clarification Agreement. (8)

10.1.1 Letter Agreement among the Registrant, Maxim Group LLC and John Pappajohn. (2)

10.1.2 Letter Agreement among the Registrant, Maxim Group LLC and Derace L. Schaffer, M.D. (2)

10.1.3      Letter Agreement among the Registrant, Maxim Group LLC and Matthew
            P. Kinley. (2)

10.1.4 Restated Letter Agreement among the Registrant, Maxim Group LLC and Edward B. Berger. (3)

10.1.5 Letter Agreement among the Registrant, Maxim Group LLC and Wayne A. Schellhammer. (3)

10.2 Form of Investment Management Trust Agreement between Continental Stock Transfer & Trust Company and the Registrant. (3)

10.2.1 Amendment No. 1 to of Investment Management Trust Agreement between Continental Stock Transfer & Trust Company and the Registrant. (5)

10.3 Form of Stock Escrow Agreement between the Registrant, Continental Stock Transfer & Trust Company and the Initial Stockholders. (3)

10.4 Form of Registration Rights Agreement among the Registrant and the Initial Stockholders. (4)

10.5.1 Office Services Agreement by and between the Registrant and Equity Dynamics, Inc. (1)

10.5.2 Office Services Agreement by and between the Registrant and The Lan Group. (1)

10.6.1 Promissory Note, dated April 28, 2005, issued to John Pappajohn, in the amount of $70,000. (1)

10.6.2 Promissory Note, dated April 28, 2005, issued to Derace L. Schaffer, M.D., in the amount of $70,000. (1)

10.6.3 Promissory Note, dated April 28, 2005, issued to Matthew P. Kinley, in the amount of $35,000. (1)

10.6.4 Promissory Note, dated July 26, 2005, issued to John Pappajohn, in the amount of $30,000. (4)

10.6.5 Promissory Note, dated July 26, 2005, issued to Derace L. Schaffer, M.D., in the amount of $30,000. (4)

10.6.6 Promissory Note, dated July 26, 2005, issued to Matthew P. Kinley, in the amount of $15,000. (4)

10.7 Form of Unit Option Purchase Agreement between the Registrant and Maxim Group LLC. (3)

10.8 Form of Warrant Purchase Agreement by and between the Registrant, John Pappajohn and Maxim Group LLC. (2)

10.9 Form of Registration Rights Agreement to be entered into by Healthcare Acquisition Corp. and the former stockholders and note holders of PharmAthene, Inc. (7)

10.10 Stock Escrow Agreement, dated August 3, 2007, by and among the Registrant, a representative of the former stockholders and option holders of PharmAthene, Inc. and Continental Stock Transfer and Trust Company. (9)

10.11       Advisory Agreement. (8)

10.12       2007 Long-Term Incentive Compensation Plan. (9)

10.13 Employment Agreement, dated August 3, 2007, between the Registrant and David P. Wright. (9)

10.14 Employment Agreement, dated December 22, 2006, between the Registrant and Christopher C. Camut. *

10.15 Employment Agreement, dated November 3, 2003, between the Registrant and Francesca Marie Cook. *

10.16 Employment Agreement, dated November 3, 2003, between the Registrant and Eric Ian Richman. *

10.17 Employment Agreement, dated November 3, 2003, between the Registrant and Valerie Riddle. *

10.18 Employment Agreement, dated September 30, 2005, between the Registrant and Wayne Morges. *

10.19 Loan and Security Agreement, dated March 30, 2007, by and among the Company, Silicon Valley Bank, Oxford Finance Corporation, and other lenders listed on Schedule 1.1 thereof. *

10.20 U.S. Army Space & Missile Defense Command - "Development and Licensure of Bioscavanger Increment II (Recombinant Drug Candidate)" Award/Contract No. W9113M-06-C-0189, dated September 22, 2006, by and between the Company and the U.S. Army Space & Missile Defense Command. *+

10.21 Cooperative Research and Development Agreement, dated September 12, 2006, by and between the Company and the U.S. Army Medical Research Institute of Infectious Diseases. *+

10.22 Center for Scientific Review, National Institute of Health, Research Project Cooperative Agreement, Notice of Grant Award No. 1 U01 NS058207-01, dated September 30, 2006, awarded to the Company. *+

10.23 Collaboration Agreement, dated November 29, 2004, by and between the Company and Medarex, Inc. *+

10.24 License Agreement, dated August 8, 2006, by and between the Company and Nektar Therapeutics AL, Corporation. *+

10.25 Services Agreement, dated March 2, 2007, by and between the Company and GTC Biotherapeutics, Inc. *+

10.26 License Agreement, dated March 12, 2007, by and between the Company and GTC Biotherapeutics, Inc. *+

10.27 Biopharmaceutical Development and Manufacturing Services Agreement, dated June 15, 2007, by and between the Company and Laureate Pharma, Inc. *+

10.28 Office Lease, dated September 14, 2006, by and between the Company and Park Place Trust, as amended by First Amendment to Office Lease, dated January 22, 2007. *+

14          Code of Ethics. (3)

21          Subsidiaries. (9)

99.1 Press Release, dated August 6, 2007, announcing the consummation of the merger. (9)

            1. Incorporated by reference to the Registration Statement on Form S-1 of the Registrant filed on May 6, 2005.

            2. Incorporated by reference to the Registration Statement on Form S-1/A of the Registrant filed on June 10, 2005.

            3. Incorporated by reference to the Registration Statement on Form S-1/A of the Registrant filed on July 12, 2005.

            4. Incorporated by reference to the Registration Statement on Form S-1/A of the Registrant filed on July 27, 2005.

            5. Incorporated by reference to the Quarterly Report on Form 10-Q filed by the Registrant on November 14, 2005.

            6. Incorporated by reference to the Annual Report on Form 10-K filed by the Registrant on March 31, 2006.

            7. Incorporated by reference to the Current Report on Form 8-K filed by the Registrant on January 22, 2007.

            8. Incorporated by reference to the Current Report on Form 8-K filed by the Registrant on January 25, 2007.

            9. Incorporated by reference to the Current Report on Form 8-K filed by the Registrant on August 9, 2007.

*     filed herewith

+ Certain confidential portions of this exhibit have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

                                PharmAthene, Inc.

         Index to Consolidated Financial Statements as of June 30, 2007

                                                                            Page
                                                                            ----
Consolidated Balance Sheets                                                 F-1
Consolidated Statements of Operations                                       F-2
Consolidated Statements of Cash Flows                                       F-3
Notes to Consolidated Financial Statements                                  F-4

                           Consolidated Balance Sheets

                                                                                                       June 30,        December 31
                                                                                                         2007             2006
                                                                                                     -----------------------------
Assets                                                                                                (Unaudited)
Current assets:
   Cash and cash equivalents                                                                         $  7,061,358     $  5,112,212
   Accounts receivable                                                                                  2,542,453        1,455,538
   Prepaid expenses                                                                                       270,486          877,621
   Other current assets                                                                                   146,972          104,772
                                                                                                     -----------------------------
Total current assets                                                                                   10,021,269        7,550,143

Property and equipment, net                                                                             5,998,669        5,230,212
Patents, net                                                                                            1,299,034        1,246,236
Other long term assets                                                                                    214,187          153,336
Deferred costs                                                                                          1,877,185          587,577
                                                                                                     -----------------------------
Total assets                                                                                         $ 19,410,344     $ 14,767,504
                                                                                                     =============================
Liabilities, convertible redeemable preferred stock, and stockholders' deficit
Current liabilities:
   Accounts payable                                                                                  $    736,777     $    839,120
   Accrued expenses and other liabilities                                                               3,587,031        1,587,017
   Notes payable                                                                                       11,768,089       11,768,089
   Current portion of long term debt                                                                    2,000,000               --
                                                                                                     -----------------------------
Total current liabilities                                                                              18,091,897       14,194,226

Warrants to purchase Series C convertible redeemable preferred stock                                    2,631,511        2,423,370
Long term debt                                                                                          7,797,576               --
                                                                                                     -----------------------------
Total liabilities                                                                                      28,520,984       16,617,596

Minority interest - Series C convertible redeemable preferred stock of
  PharmAthene Canada, Inc., $0.001 par value; unlimited shares authorized;
  2,591,654 issued and outstanding; liquidation
  preference in the aggregate of $2,719,178                                                             2,704,022        2,545,785

Series A convertible redeemable preferred stock, $0.001 par value; 16,442,000 shares authorized,
  issued and outstanding; liquidation preference in the aggregate of $19,355,388                       19,964,317       19,130,916
Series B convertible redeemable preferred stock, $0.001 par value; 65,768,001 shares authorized;
  30,448,147 issued and outstanding; liquidation preference in the aggregate of $33,010,797            33,313,524       31,780,064
Series C convertible redeemable preferred stock, $0.001 par value; 22,799,574 shares authorized;
  14,946,479 issued and outstanding; liquidation preference in the aggregate of $15,681,930            15,436,384       14,480,946
Stockholders' deficit:
   Common stock, $0.001 par value; 147,089,104 shares authorized; 12,484,722 at June 30, 2007 and
     12,483,472 at December 31, 2006 shares issued and outstanding                                         12,485           12,483
   Additional paid-in capital                                                                                  --               --
   Accumulated other comprehensive income                                                                 791,888           63,954
   Accumulated deficit                                                                                (81,333,260)     (69,864,240)
                                                                                                     -----------------------------
Total stockholders' deficit                                                                           (80,528,887)     (69,787,803)
                                                                                                     -----------------------------
Total liabilities, convertible redeemable preferred stock, and stockholders' deficit                 $ 19,410,344     $ 14,767,504
                                                                                                     =============================

      See accompanying notes

                                PharmAthene, Inc.

                      Consolidated Statements of Operations

                                   (Unaudited)

                                                                             Three Months                       Six Months
                                                                            Ended June 30,                    Ended June 30,
                                                                    ---------------------------------------------------------------
                                                                        2007             2006             2007             2006
                                                                    ---------------------------------------------------------------
Contract and grant revenue                                          $  2,339,427     $         --     $  5,301,186     $    178,701
Other revenue                                                                 --               --            7,000            7,741
                                                                    ---------------------------------------------------------------
                                                                       2,339,427               --        5,308,186          186,442
Operating expenses:
   Research and development                                            3,995,359        1,383,921        7,086,963        3,165,960
   General and administrative                                          2,974,426        1,460,029        5,454,251        2,948,171
   Depreciation and amortization                                         162,160          118,827          309,293          255,163
                                                                    ---------------------------------------------------------------
Total operating expenses                                               7,131,945        2,962,777       12,850,507        6,369,294

Loss from operations                                                  (4,792,518)      (2,962,777)      (7,542,321)      (6,182,852)

Other income (expense):
   Interest income                                                        93,597           34,468          149,213          106,726
   Interest expense                                                     (529,492)              (8)        (771,273)             (69)
   Change in market value of derivative instruments                      (14,455)         (11,430)          (6,829)        (365,264)
                                                                    ---------------------------------------------------------------
Total other income (expense)                                            (450,350)          23,030         (628,889)        (258,607)
                                                                    ---------------------------------------------------------------

Net loss                                                              (5,242,868)      (2,939,746)      (8,171,210)      (6,441,459)

Accretion of redeemable convertible preferred
  stock to redemptive value                                           (1,748,261)      (1,643,708)      (3,480,536)      (3,272,579)
                                                                    ---------------------------------------------------------------
Net loss attributable to common shareholders                        $ (6,991,129)    $ (4,583,454)    $(11,651,746)    $ (9,714,038)
                                                                    ===============================================================

Basic and diluted net loss per share                                $      (0.56)    $      (0.42)    $      (0.93)    $      (0.89)
                                                                    ===============================================================

Weighted average shares used in calculation of basic and diluted
  net loss per share                                                  12,484,722       10,942,906       12,484,273       10,942,906
                                                                    ===============================================================

      See accompanying notes.

                                PharmAthene, Inc.

                      Consolidated Statements of Cash Flows

                                   (Unaudited)

                                                                                 Six months ended June 30,
                                                                                   2007             2006
                                                                               -----------------------------

Operating activities
Net loss                                                                       $ (8,171,210)    $ (6,441,459)
Adjustments to reconcile net loss to net cash used in operating activities:
   Change in market value of derivative instruments                                   5,717          365,264
   Depreciation and amortization                                                    309,293          255,163
   Compensatory option expense                                                      181,477          177,919
   Changes in operating assets and liabilities:
      Accounts receivable                                                        (1,017,290)         (94,831)
      Prepaid expenses and other current assets                                     545,594         (215,348)
      Other assets                                                                  (60,850)              --
      Accounts payable                                                              (76,489)          98,724
      Accrued expenses                                                            1,965,589         (118,707)
                                                                               -----------------------------
Net cash used in operating activities                                            (6,318,169)      (5,973,275)

Investing activities

Purchase of property and equipment                                                 (491,434)        (424,777)
Issuance of note receivable                                                              --       (3,000,000)
                                                                               -----------------------------
Net cash used in investing activities                                              (491,434)      (3,424,777)

Financing activities

Proceeds from stock options exercised                                                 1,250               --
Proceeds from issuance of note payable                                                   --        9,735,414
Proceeds from bank loan                                                          10,000,000               --
Financing costs                                                                  (1,289,608)              --
                                                                               -----------------------------
Net cash provided by financing activities                                         8,711,642        9,735,414

Effects of exchange rates on cash                                                    47,107           55,357
                                                                               -----------------------------

(Decrease) increase in cash and cash equivalents                                  1,949,146          392,719
Cash and cash equivalents, at beginning of year                                   5,112,212        7,938,116
                                                                               -----------------------------
Cash and cash equivalents, at end of year                                      $  7,061,358     $  8,330,835
                                                                               =============================

      See accompanying notes.

                                PharmAthene, Inc.

              Notes to Condensed Consolidated Financial Statements

                                  June 30, 2007

1. Business Operations

      PharmAthene, Inc. (the "Company") was incorporated on March 13, 2001 (inception), under the laws of the State of Delaware. The Company is a biopharmaceutical company focused on developing anti-infectives for biodefense applications. The Company has generated an accumulated deficit of $81,333,260 since inception. The Company anticipates incurring additional losses until such time, if ever, as it can generate significant sales of its products currently in development. Substantial additional financing will be needed by the Company to fund its operations and to commercially develop its products. There is no assurance that such financing will be available when needed.

      The Company is subject to those risks associated with any biopharmaceutical company that has substantial expenditures for research and development. There can be no assurance that the Company's research and development projects will be successful, that products developed will obtain necessary regulatory approval, or that any approved product will be commercially viable. In addition, the Company operates in an environment of rapid technological change and is largely dependent on the services of its employees and consultants.

      The Company has incurred cumulative net losses and expects to incur additional losses to perform further research and development activities. The Company does not have commercial products and has limited capital resources. Management's plans with regard to these matters included continued development of its products as well as seeking additional research support funds and financial arrangements. Although, management continues to pursue these plans, there is no assurance that the Company will be successful in obtaining sufficient financing on commercial reasonable terms or that the Company will be able to secure financing from anticipated government contracts and grants.

2. Summary of Significant Accounting Policies

      Basis of Presentation

      The accompanying unaudited consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States.

      It is the opinion of management, that the unaudited interim financial statements reflect all adjustments, which include all normal recurring adjustments necessary to fairly present the Company's consolidated financial position at June 30, 2007, and its consolidated results of operations and cash flows for the three and six months ended June 30, 2007 and 2006, in conformity with accounting principles generally accepted in the United States. Accounting measurements at interim dates inherently involve greater reliance on estimates than at year-end. The results of operations for the quarterly and six month periods ended June 30, 2007 are not necessarily indicative of results that can be expected for the fiscal year ending December 31, 2007. These financial statements should be read in conjunction with the company's audited financial statements as of December 31, 2006 and 2005, and for each of the three years in the period ended December 31, 2006 that are included in the Definitive Proxy Statement that was filed by Healthcare Acquisition Corp on July 16, 2007.

      The accompanying financial statements do not give effect to the merger of the Company and Healthcare Acquisition Corp.

Principles of Consolidation

      The consolidated financial statements include the accounts of the Company and its subsidiary, PharmAthene Canada, Inc., which was formed in March of 2005. All significant intercompany transactions and balances have been eliminated.

      The FASB has issued Financial Accounting Standards Board Interpretation
(FIN) No. 46 (revised December 2003), Consolidation of Variable Interest Entities, (FIN 46R). FIN 46R expands consolidated financial statements to include certain variable interest entities (VIEs). VIEs are to be consolidated by the company which is considered to be the primary beneficiary of that entity, even if the company does not have majority control. FIN 46R is immediately effective for VIEs created after January 31, 2003, and is effective for the Company in 2005 for VIEs created prior to February 1, 2003. The Company's subsidiary, PharmAthene Canada, Inc., is a VIE and the Company is the primary beneficiary.

      Therefore, the Company has consolidated PharmAthene Canada, Inc. as of its date of inception.

Use of Estimates

      The preparation of financial statements in conformity with generally accepted accounting principles in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Comprehensive Loss

      The Company reports comprehensive income (loss) in accordance with the provisions of Statement of Financial Accounting Standards ("SFAS") No. 130, Reporting Comprehensive Income. Comprehensive income (loss) includes all changes in equity for cumulative translation adjustments resulting from the consolidation of foreign subsidiaries as the financial statements of the subsidiary located outside of the United States are measured using the local currency as the functional currency. Assets and liabilities of these subsidiaries are translated at the rates of exchange at the balance sheet date. The resultant translation adjustments are included in accumulated other comprehensive income (loss), a separate component of stockholders' equity. Comprehensive loss for each of the three month periods ended June 30, 2007 and 2006 was approximately $4,569,752 and $2,690,486, respectively. Comprehensive loss for each of the six month periods ended June 30, 2007 and 2006 was approximately $7,443,275 and $6,204,095, respectively.

Cash and Cash Equivalents

      The Company considers all highly liquid investments with maturities of three months or less when purchased to be cash equivalents. Cash and cash equivalents, which consist of a short-term money market account with a bank, are stated at cost, which approximates market value.

Accounts Receivable

      Through its inception to date, substantially all of PharmAthene's accounts receivable have been associated with U.S. government contracts and grants or with the receipt of Quebec provincial or Canadian Federal credits for internally and externally generated research and development expenditures. Amounts invoiced or recorded as billed under these programs but not yet collected are reported as outstanding accounts receivable.

      While the Company has a policy to provide an allowance for any amount of accounts receivable which it determines to be uncollectible and the Company will write off any uncollectible account when the likelihood of that account's collection is determined to be not probable, the Company has not historically found it necessary to record any write-offs of accounts receivable or to record an allowance for uncollectible accounts. At June 30, 2007, the Company's accounts receivable balance included approximately $1.7 million, including unbilled receivables of approximately $860,000, related to U.S government contracts. The remaining receivables balance resulted from Quebec provincial or Canadian Federal credits for internally and externally generated research and development expenditures.

Property and Equipment

      Property and equipment consist of land, building and leasehold improvements, laboratory, computer, farm and office equipment and furniture and are recorded at cost. Property and equipment are depreciated using the straight-line method over the estimated useful lives of the respective assets as follows:

                                                           Estimated Useful Life
                         Asset Category                         ( in years)
--------------------------------------------------------------------------------

Building and leasehold improvements                                 4 - 20
Laboratory equipment                                                     7
Furniture, farm and office equipment                                 5 - 7
Computer equipment                                                       3

Intangible Assets

      Intangible assets consist of patents and are being amortized using the straight-line method over an 11 year period. The intangible assets are reviewed for impairment when circumstances indicate that the carrying amount of an asset may not be recoverable. Impairment is considered to have occurred if expected future undiscounted cash flows are insufficient to recover the carrying value of the asset. If impaired, the asset's carrying value is reduced to fair value.

Impairment of Long-Lived Assets

      In accordance with Statement of Financial Accounting Standards No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, long-lived assets such as property, plant, and equipment, and purchased intangibles subject to amortization, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, then an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the asset. Assets to be disposed of would be separately presented in the balance sheets and reported at the lower of the carrying amount or fair value, less costs to sell, and are no longer depreciated. The assets and liabilities of a disposed group classified as held-for-sale would be presented separately in the appropriate asset and liability sections of the balance sheets. As of June 30, 2007, management believes that no revision of the remaining useful lives or write-down of long-lived assets is required.

Revenue Recognition

Grant Revenue

      Revenues to date have been generated under grants and, accordingly, the Company recognizes revenue in accordance with the SEC's Staff Accounting Bulletin (SAB) No. 101, Revenue Recognition in Financial Statements, as amended by SAB No. 104, Revenue Recognition, and Emerging Issues Task Force (EITF) No. 00-21, Revenue Arrangements with Multiple Deliverables. Specifically, the Company recognizes revenue when all terms and conditions of the agreements have been met including persuasive evidence of an arrangement, services have been rendered, price is fixed or determinable, and collectibility is reasonably assured. For reimbursable cost research grants, the Company recognizes revenue as costs are incurred and appropriate regulatory approvals have been obtained or approval criteria are met for invoicing the related government agency.

      In September 2006, the Company was awarded a multi-year cost reimbursement contract valued at up to $213 million from the Department of Defense Army Space and Missile Command for advanced development of the Company's broad spectrum chemical nerve agent prophylaxis, Protexia(R). The Department of Defense has allocated $34.7 million for the initial stage of development, including manufacturing process development, preclinical and toxicity testing activities, of this contract. The Company recognized $2.3 million and $5.2 million of revenue on this contract for the three and six month periods ended June 30, 2007.

Research and Development

      Research and development costs include salaries, facilities expense, overhead expenses, material and supplies, pre-clinical expense, clinical trials and related clinical manufacturing expenses, stock based compensation expense, contract services and other outside services. Such costs are charged to expense as incurred.

Stock Compensation

      On January 1, 2006, the Company adopted the fair value recognition provisions of statement of Financial Accounting Standards No. 123 (Revised
2004), Share-Based Payment ("SFAS No. 123R") using the modified prospective method to record compensation expense for all share-based payments to employees, including grants of employee stock options. The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model based on the selected inputs. Option valuation models, including the Black-Scholes option-pricing model, require the input of subjective assumptions, and changes in the assumptions could materially affect the grant date value of the award. These assumptions include the risk-free rate of interest, expected dividend yield, expected volatility and the expected life of the award. The resulting compensation expense is recognized ratably over the requisite service period, the "vesting period", that an employee must provide to earn the award.

      Employee share-based compensation expense recognized in the three and six months ended June 30, 2007 and 2006 was calculated based on awards ultimately expected to vest and has been reduced for estimated forfeitures at a rate of
11.9 percent, based on the Company's historical option cancellations. SFAS No. 123R requires forfeitures to be estimated at the time of grant and revised, if

2. Summary of Significant Accounting Policies (continued)

Stock Compensation (continued)

necessary, in subsequent periods if actual forfeitures differ from those estimates.

      Share-based compensation expense recognized under SFAS No. 123R for the three and six months ended June 30, 2007 and 2006 was:

                                                                    Three Months             Six Months
                                                                   Ended June 30,          Ended June 30,
                                                                --------------------    --------------------
                                                                  2007        2006        2007        2006
                                                                --------    --------    --------    --------
Research and development                                        $ 33,627    $ 30,699    $ 64,172    $ 62,248
------------------------------------------------------------    --------    --------    --------    --------
General and administrative                                        57,090      62,382     117,305     115,671
------------------------------------------------------------    --------    --------    --------    --------
Total share-based compensation expense                          $ 90,717    $ 93,081    $181,477    $177,919
------------------------------------------------------------    --------    --------    --------    --------

      The fair value for the 2007 and 2006 awards were estimated at the date of grant using the Black-Scholes option-pricing model using the following assumptions:

                                                            Three and Six Months
                                                               Ended June 30,
                                                             2007          2006
                                                            --------------------

Weighted average volatility                                  72.0%         72.0%
Risk-free interest rate                                      4.89%         5.13%
Expected annual dividend yield                                 --            --
Expected weighted average life, in years                      9.8           9.7

The valuation assumptions were determined as follows:

      o Weighted average volatility: We determine the expected volatility by using an average historical volatility from comparable public companies with an expected term consistent with ours.

      o Risk-free interest rater: The yield on zero-coupon US Treasury securities for a period that is commensurate with the expected term of the award.

      o Expected annual dividend yield: The estimate for annual dividends is zero because we have not historically paid a dividend and do not intend to do so in the foreseeable future.

      o Expected life: The expected term of the awards represents the period of time that the awards are expected to be outstanding. We use historical data and expectations for future to estimate employee exercise and post-vest termination behavior and therefore do not stratify employees into multiple groups.

Basic and Diluted Net Loss Per Share

      The Company applies Statement of Financial Accounting Standards No. 128, Earnings per Share, which establishes standards for computing and presenting earnings per share. Basic net loss per share of common stock excludes dilution for potential common stock issuances and is computed by dividing net loss by the weighted-average number of shares outstanding for the period. Diluted net loss per share reflects the potential dilution that could occur if securities were exercised into common stock. However, for all periods presented, diluted net loss per share is the same as basic net loss attributable to common shareholders per share as the inclusion of weighted average shares of common stock issuable upon the exercise of stock options and warrants would be anti-dilutive. Securities outstanding in the amount of 106,473,800 and 106,718,900 shares for the three months and six months ended June 30, 2007 and 2006, respectively, were excluded from the calculation of diluted net loss per share since their inclusion would be anti-dilutive.

      The following table provides a reconciliation of the numerators and denominators used in computing basic and diluted net loss per share:

                                                                       Three months ended                 Six months ended
                                                                            June 30,                          June 30,
                                                                      2007             2006             2007             2006
                                                                  ---------------------------------------------------------------

Numerator:
   Net loss                                                       $ (5,242,868)    $ (2,939,746)    $ (8,171,210)    $ (6,441,459)

   Dividends on and accretion of convertible preferred stock        (1,748,261)      (1,643,708)      (3,480,536)      (3,272,579)
                                                                  ---------------------------------------------------------------
Net loss available to common stockholders                         $ (6,991,129)    $ (4,583,454)    $(11,651,746)    $ (9,714,038)
                                                                  ===============================================================
Denominator:
   Weighted-average shares of common stock outstanding - basic
     and diluted                                                  $ 12,484,722     $ 10,942,906     $ 12,484,273     $ 10,942,906

Income Taxes

      The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes ("SFAS 109"), which requires that deferred tax assets and liabilities be recognized using enacted tax rates for the effect of temporary differences between the book and tax bases of recorded assets and liabilities. SFAS 109 also requires that deferred tax assets be reduced by a valuation allowance if it is more likely than not that some portion of the deferred tax asset will not be realized. In evaluating the need for a valuation allowance, the Company takes into account various factors, including the expected level of future taxable income and available tax planning strategies. If actual results differ from the assumptions made in the evaluation of the Company's valuation allowance, the Company records a change in valuation allowance through income tax expense in the period such determination is made.

      The Company adopted the provisions of Financials Accounting Standards Board ("FASB") Interpretation No. 48, Accounting for Uncertainty in Income Taxes- and Interpretation of FASB Statement No. 109 ("FIN 48") on January 1, 2007. No adjustments were required to financial statements amounts as a result of adopting FIN 48. As of December 31, 2006, the Company had recognized a valuation allowance to the full extent of its deferred tax assets since the likelihood of realization of the benefit cannot be determined. The Company believes that any of its uncertain tax positions would not result in adjustments to its effective income tax rate because likely corresponding adjustments to deferred tax assets would be offset by adjustments to recorded valuation allowances. We file a U.S. federal income tax return as well as returns for various state and foreign jurisdictions. The Company's income taxes have not been examined by any tax jurisdiction since its inception. Accordingly, all income tax returns filed the by the Company are subject to examination by taxing jurisdictions.

      The Company policy is to recognize interest and penalties accrued on any unrecognized tax benefits as a component of tax expense. As of the date of adoption of FIN 48, we did not have interest or penalties accrued for any unrecognized tax benefits and there was no significant interest expense recognized during the current year.

Fair Value of Financial Instruments

      The Company's financial instruments include primarily cash and cash equivalents, accounts receivable and other current assets, accounts payable, accrued and other liabilities, and long-term debt. Due to the short-term nature of the cash and cash equivalents, accounts receivable and other current assets, accounts payable and accrued and other liabilities, the carrying amounts of these assets and liabilities approximate their fair value. The fair value of the Company's long term debt approximates fair value, based on current incremental borrowing rates of the Company.

Reclassifications

      Certain prior year amounts in the consolidated financial statements have been reclassified to conform to the current year presentation.

Recent Accounting Pronouncements

      In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities--Including an Amendment of FASB Statement No. 115 ("SFAS No. 159"). SFAS No. 159 permits entities to choose to measure many financial instruments and certain other items at fair value. The objective is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. The provisions of SFAS No. 159 are effective for fiscal years beginning after November 15, 2007. The Company has not yet determined the impact of adoption of this statement on its financial statements.

3. Property and Equipment

Property and equipment consisted of the following:

                                                    June 30,       December 31,
                                                      2007            2006
                                                   ---------------------------

Land                                               $   519,211     $   471,536
Building and leasehold improvements                  4,982,990       4,188,746
Furniture, farm and office equipment                    91,146          83,293
Laboratory equipment                                   899,581         797,653
Computer equipment                                     501,824         372,055
                                                   ---------------------------
                                                     6,994,752       5,913,283
Less accumulated depreciation                         (996,083)       (683,071)
                                                   ---------------------------
Property and equipment, net                        $ 5,998,669     $ 5,230,212
                                                   ===========================

      Depreciation expense for the three months ended June 30, 2007 and 2006 was $127,948 and $80,062, respectively. Depreciation expense for the six months ended June 30, 2007 and 2006 was $239,994 and $184,421, respectively.

4. Patents

      In conjunction with the Nexia Asset Purchase, the Company recorded intangible assets related to patents of $1,407,000 with a useful life of 11 years. The gross carrying value and accumulated amortization, adjusted based on current foreign currency rates, was $1,632,800 and $333,766, respectively, at June 30, 2007. The gross carrying value and accumulated amortization, adjusted based on current foreign currency rates, was $1,481,952 and $235,716, respectively, at December 31, 2006. For the three months ended June 30, 2007 and 2006, the Company has recorded amortization expense of $34,212 and $38,765, respectively. For the six months ended June, 2007 and 2006, the Company has recorded amortization expense of $69,299 and $70,742, respectively. Amortization expense related to the above intellectual property is expected to be approximately $127,910 per year for the next five years.

5.    Preferred Stock

Series A Convertible Redeemable Preferred Stock

      The Series A Preferred Stock bears a cumulative dividend rate of 8% per annum. Accrued and unpaid dividends for Series A Preferred Stock at June 30, 2007 and December 31, 2006 totaled $5,123,508 and $4,355,388, respectively.

      Each share of the Series A Preferred Stock is convertible into shares of common stock at the then-applicable conversion rate, as defined, at any time and at the option of the holder. The shares of Series A Preferred Stock are currently convertible into 16,442,000 common shares. The conversion rate is subject to adjustment for certain defined equity transactions. At June 30, 2007 and December 31, 2006, the Company has reserved 16,442,000 shares of common stock for the potential conversion. The Series A Preferred Stock will automatically convert into common stock at the then-applicable conversion rate in the event of an initial public offering of the Company's common stock resulting in aggregate proceeds to the Company of $50 million and a price per share of at least $2.74.

      The Series A Preferred Stock has a liquidation preference in an amount equal to the redefined original purchase price of $0.91 per share plus accumulated but unpaid dividends, whether or not declared, in the event of a liquidation, dissolution, winding-up, sale, or merger. This liquidation preference is junior to the Series B Convertible Redeemable Preferred Stock (the Series B Preferred Stock) and the Series C Preferred Stock, and senior to the common stock.

      The Company recorded the Series A Preferred Stock at its fair value on the date of issuance of approximately $15,000,000, less issuance costs of $105,502. The issuance costs are accreted to the carrying value of the preferred stock up to the earliest redemption period using the effective interest method. The Company has classi?ed the Series A Preferred Stock outside of permanent equity as a result of certain redemption features. Because the Series A Preferred Stock contains contingently adjustable conversion ratios, the Company evaluated the Series A Preferred Stock for potential bene?cial conversion features under EITF 98-5, Accounting for Convertible Securities with Bene?cial Conversion Features or Contingently Adjustable Conversion Ratios, and EITF 00-27, Application of Issue No. 98-5 to Certain Convertible Instruments. The contingently adjustable conversion ratio changed with the issuance of Series B Preferred Stock causing the Company to re-evaluate the potential beneficial conversion feature. In both cases, based on the fact that the adjusted implied conversion price of the Series A Preferred Stock exceeded the fair value of the common stock into which the Series A Preferred Stock converts, no bene?cial conversion feature was deemed to exist. The implied conversion price was calculated by dividing the fair value of the Series A Preferred Stock, net of the fair value allocated to the warrants issued to the holders of Series A Preferred Stock in conjunction with the Series B Preferred Stock offering, by the adjusted number of common shares into which the Series A Preferred Stock converts.

      In conjunction with the Series B Preferred Stock financing, the Series A Preferred stockholders were granted 5,400,000 contingent warrants to purchase common stock for $0.01. The Company deemed 1,620,000 warrants to be probable of issuance. Accordingly, 1,620,000 warrants were valued using the Black-Scholes model and were recorded as a $201,746 discount to the Series A Preferred Stock. This discount is being accreted through the period up to the first redemption date using the effective interest method. The fair value of the warrants were estimated at the date of grant using the Black-Scholes model assuming a weighted-average volatility of approximately 60%, a risk free interest rate of 4.3%, a dividend yield of 0% and a weighted-average expected life of the warrant of 8.8 years.

      Commencing September 11, 2008, the holder of the Series A Preferred Stock may require the Company to redeem the Series A Preferred Stock then outstanding for an amount equal to the original purchase price plus any unpaid dividends, whether or not declared. The right of redemption is junior to the Series B Preferred Stock and Series C Preferred Stock redemption rights.

      The holder of the Series A Preferred Stock is entitled to the number of votes equal to the number of common shares into which its shares are convertible.

Series B Convertible Redeemable Preferred Stock

      In October 2004, the Company sold 30,448,147 shares of Series B Preferred Stock to the Series A Preferred Stock investor and four additional investors at a price of approximately $0.91 per share for net proceeds of $27,570,490. Purchasers of the Series B Preferred Stock also received warrants to purchase common stock as described in Note 9.

      The Series B Preferred Stock bears a cumulative dividend rate of 8% per annum. Accrued and unpaid dividends for Series B Preferred Stock at June 30, 2007 and December 31, 2006 totaled $6,541,924 and $5,232,953, respectively.

      Each share of the Series B Preferred Stock is convertible into shares of common stock at the then-applicable conversion rate, as defined, at any time and at the option of the holder. The initial conversion rate is one common share for each preferred share, which is subject to adjustment for certain defined equity transactions. At June 30, 2007 and December 31, 2006, the Company has reserved 65,768,001 shares of common stock for the potential conversion. The Series B Preferred Stock will automatically convert into common stock at the then-applicable conversion rate in the event of an initial public offering of the Company's common stock resulting in aggregate proceeds to the Company of $50 million and a price per share of at least $2.74.

      The Series B Preferred Stock has a liquidation preference in an amount equal to the original purchase price per share plus accumulated but unpaid dividends, whether or not declared, in the event of a liquidation, dissolution, winding-up, sale, or merger. This liquidation preference is senior to the Series A Preferred Stock and the common stock and equal to the liquidation preference of the

Series C Preferred Stock.

      The Company recorded the Series B Preferred Stock at its fair value on the date of issuance of approximately $27,777,778, less the fair value assigned to warrants of $3,332,589, less issuance costs of $207,288. The issuance costs are accreted to the carrying value of the preferred stock up to the earliest redemption period using the effective interest method. The Company has classi?ed the Series B Preferred Stock outside of permanent equity as a result of certain redemption features. Because detachable warrants were granted with the financing and the Series B Preferred Stock contains contingently adjustable conversion ratios, the Company evaluated the Series B Preferred Stock for potential bene?cial conversion features under EITF 98-5, Accounting for Convertible Securities with Bene?cial Conversion Features or Contingently Adjustable Conversion Ratios, and EITF 00-27, Application of Issue No. 98-5 to Certain Convertible Instruments. Based on the fact that the adjusted implied conversion price of the Series B Preferred Stock exceeded the fair value of the common stock into which the Series B Preferred Stock converts, no beneficial conversion feature was deemed to exist. The implied conversion price was calculated by dividing the fair value of the Series B Preferred Stock, net of the fair value of the warrants, by the number of common shares into which the Series B Preferred Stock converts.

      In conjunction with the Series B financing, the Series B Preferred stockholders were granted 15,400,000 contingent warrants to purchase common stock for $0.01. The Company deemed 10,780,000 warrants to be probable of issuance. Accordingly, 10,780,000 warrants were valued using the Black-Scholes model and were recorded as a $2,034,335 discount to the Series B Preferred Stock. This discount is being accreted through the period up to the first redemption date using the effective interest method. The fair value of the warrants were estimated at the date of grant using the Black-Scholes model assuming a weighted-average volatility of approximately 60%, a risk free interest rate of 4.3%, a dividend yield of 0% and a weighted-average expected life of the warrant of 8.8 years.

      Commencing October 7, 2009, the holders of the Series B Preferred Stock may require the Company to redeem the Series B Preferred Stock then outstanding for an amount equal to the original purchase price plus any unpaid dividends, whether or not declared, and in preference to the Series A Preferred Stock liquidation rights.

      The holders of the Series B Preferred Stock are entitled to the number of votes equal to the number of common shares into which its shares are convertible.

      In conjunction with this financing, the conversion price of the investor's Series A Preferred Stock was adjusted in accordance with the terms of the Series A Preferred Stock, which resulted in the Series A Preferred Stock being convertible into an additional 2,672,770 shares, or a total of 16,442,000 shares, of the Company's common stock.

Series C Convertible Redeemable Preferred Stock

      Contemporaneously with the consummation of the Nexia asset acquisition transaction, the Company sold 7,480,978 shares of Series C Preferred Stock to investors at a price of approximately $0.91 per share for net proceeds of $6,824,896. Included in these proceeds were two Canadian investors, who previously invested in Nexia, who purchased an aggregate of 3,370,479 shares of Series C Preferred Stock for net proceeds of $3,074,880. Those proceeds were used to partially fund the acquisition of the Nexia assets. In addition, the Company issued to such investors (i) warrants to acquire 2,244,296 shares of Series C Preferred Stock, which are exercisable at approximately $0.91 per share and which expire on March 10, 2008, and (ii) warrants to acquire 1,346,630 common shares, which are exercisable at $0.01 per share, subject to reduction if certain business milestones are met by the Company, as specified in the warrants and which expire in October 2014.

      The Series C Preferred Stock bears a cumulative dividend rate of 8% per annum. Accrued and unpaid dividends for Series C Preferred Stock at June 30, 2007 and December 31, 2006 total $2,668,377 and $2,046,257, respectively.

      Each share of the Series C Preferred Stock is convertible into shares of common stock at the then-applicable conversion rate, as defined, at any time and at the option of the holder. The initial conversion rate is one common share for each preferred share, which is subject to adjustment for certain defined equity transactions. At March 31, 2007 and December 31, 2006, the Company has reserved 22,799,574 shares of common stock for the potential conversion. The Series C Preferred Stock will automatically convert into common stock at the then-applicable conversion rate in the event of an initial public offering of the Company's common stock resulting in aggregate proceeds to the Company of $50 million and a price per share of at least $2.74.

      The Series C Preferred Stock has a liquidation preference in an amount equal to the original purchase price per share plus accumulated but unpaid dividends, whether or not declared, in the event of a liquidation, dissolution, winding-up, sale, or merger. This liquidation preference is senior to the Series A Preferred Stock and the common stock and equal to the liquidation preference of the Series B Preferred Stock.

      The Company recorded the Series C Preferred Stock at its fair value on the date of issuance of approximately $13,261,481, less the fair value assigned to warrants of $2,408,024 and issuance costs of $330,495. The discount on the Series C Preferred Stock from the value assigned to the warrants and issuance costs is accreted to the carrying value of the preferred stock up to the earliest redemption period using the effective interest method. The Company has classi?ed the Series C Preferred Stock outside of permanent equity as a result of certain redemption features. Because detachable warrants were granted with the financing and the Series C Preferred Stock contains contingently adjustable conversion ratios, the Company evaluated the Series C Preferred Stock for potential bene?cial conversion features under EITF 98-5, Accounting for Convertible Securities with Bene?cial Conversion Features or Contingently Adjustable Conversion Ratios, and EITF 00-27, Application of Issue No. 98-5 to Certain Convertible Instruments. Based on the fact that the adjusted implied conversion price of the Series C Preferred Stock exceeded the fair value of the common stock into which the Series C Preferred Stock converts, no beneficial conversion feature was deemed to exist. The implied conversion price was calculated by dividing the fair value of the Series C Preferred Stock, net of the fair value of the warrants, by the number of common shares into which the Series C Preferred Stock converts.

      In conjunction with the Series C Preferred Stock financing, the Series C Preferred stockholders were granted 4,483,946 warrants to purchase preferred stock for $0.91. These warrants were valued using the Black-Scholes model and were recorded as a $2,072,965 discount to the Series C Preferred Stock. This discount is being marked to market on a quarterly basis. The fair value of the warrants were estimated at the date of grant using the Black-Scholes model assuming a weighted-average volatility of approximately 60%, a risk free interest rate of 3.9%, a dividend yield of 0% and a weighted-average expected life of the warrant of 3.0 years.

      In conjunction with the Series C Preferred Stock financing, the Series C Preferred stockholders were granted 2,690,420 contingent warrants to purchase common stock for $0.01. The Company deemed 1,614,225 warrants to be probably of issuance. Accordingly, 1,614,225 warrants were valued using the Black-Scholes model and were recorded as a $285,546 discount to the Series C Preferred Stock. This discount is being accreted through the period up to the first redemption date using the effective interest method. The fair value of the warrants were estimated at the date of grant using the Black-Scholes model assuming a weighted-average volatility of approximately 60%, a risk free interest rate of 4.5%, a dividend yield of 0% and a weighted-average expected life of the warrant of 9.6 years.

      Commencing October 7, 2009, the holders of the Series C Preferred Stock may require the Company to redeem the Series C Preferred Stock then outstanding for an amount equal to the original purchase price plus any unpaid dividends, whether or not declared, and in preference to the Series A Preferred Stock liquidation rights.

      The holders of the Series C Preferred Stock are entitled to the number of votes equal to the number of common shares into which its shares are convertible.

6. Minority Interest - Series C Convertible Redeemable Preferred Stock of PharmAthene Canada, Inc.

      Through its ownership of 100% of the common stock in PharmAthene Canada, Inc., the Company controls all of the voting stock of PharmAthene Canada, Inc. and considers itself to be the majority interest primary beneficiary of PharmAthene Canada, Inc., a variable interest entity. In March 2005, a Canadian investor purchased 2,591,654 shares of Series C Convertible Preferred Stock of PharmAthene Canada, Inc. for net proceeds of $2,364,366. The shares of Series C Convertible Preferred Stock of PharmAthene Canada, Inc. are convertible at the discretion of the investors into an equal number of shares of Series C Preferred Stock of the Company. In addition, the Company issued to such investors (i) warrants to acquire 777,496 Series C Preferred Stock of PharmAthene Canada, Inc. (also convertible into Series C Preferred Stock of the Company) exercisable at approximately $0.91 per share, which expire on March 10, 2008, and (ii) warrants to acquire 466,498 common shares of PharmAthene Canada, Inc. exercisable at $0.01 per share, convertible into shares of common stock of the Company on a 1-for-1 basis, subject to reduction if certain business milestones are met by the Company, as specified in the warrants and which expire in October 2014.

      In conjunction with the Series C financing, the Series C Preferred Stock of PharmAthene Canada, Inc. stockholders were granted 777,496 warrants to purchase preferred stock for $0.91. These warrants were valued using the Black-Scholes model and were recorded as a $265,513 discount to the Series C Preferred Stock of PharmAthene Canada, Inc. This discount is being accreted through the

6. Minority Interest - Series C Convertible Redeemable Preferred Stock of PharmAthene Canada, Inc. (continued)

period up to the first redemption date using the effective interest method. The fair value of the warrants were estimated at the date of grant using the Black-Scholes model assuming a weighted-average volatility of approximately 60%, a risk free interest rate of 3.9%, a dividend yield of 0% and a weighted-average expected life of the warrant of 3.0 years.

      In conjunction with the Series C financing, the Series C Preferred Stock of PharmAthene Canada, Inc. stockholders were granted 466,498 contingent warrants to purchase common stock for $0.01. The Company deemed 279,894 warrants to be probable of issuance. Accordingly, 279,894 warrants were valued using the Black-Scholes model and were recorded as a $49,512 discount to the Series C Preferred Stock of PharmAthene Canada, Inc. This discount is being accreted through the period up to the first redemption date using the effective interest method. The fair value of the warrants were estimated at the date of grant using the Black-Scholes model assuming a weighted-average volatility of approximately 60%, a risk free interest rate of 4.5%, a dividend yield of 0% and a weighted-average expected life of the warrant of 9.6 years.

      The Series C Convertible Preferred Stock of PharmAthene Canada, Inc. bears a cumulative dividend rate of 8% per annum. Accrued and unpaid dividend for the Series C Convertible Preferred Stock of PharmAthene Canada, Inc. at June 30, 2007 and December 31, 2006 total $462,685 and $354,812, respectively.

      The holders of Series C Convertible Preferred Stock of PharmAthene Canada, Inc. have no voting rights.

7.    Stockholders' Deficit

Common Stock

      In conjunction with the Series A Preferred Stock closing, the common stockholders agreed to certain limitations on their rights to sell their stock. Further, the common stockholders agreed that 5,370,000 shares of common stock would be subject to a right of repurchase by the Company and the Series A Preferred Stock investor in the event of a termination of the relationship between the Company and the Series A Preferred Stock investor. The repurchase price will be either cost or fair market value, depending on the termination event. The number of shares subject to the repurchase right decreased by 41.67% on December 11, 2004, and further decreases by 8.33% quarterly thereafter until September 11, 2006. As of March 31, 2007, no shares remained subject to the right of repurchase.

2002 Long-Term Incentive Plan

      The Company adopted the 2002 Long-Term Incentive Plan (the Plan) to provide an incentive to eligible employees, consultants, and officers. The Plan provides for the granting of stock options, restricted common stock, and stock appreciation rights. As of June 30, 2007, the Company had reserved 10,919,372 shares of common stock for distribution under the Plan, of which 259,696 remain available for future grants. Stock options granted under the Plan may be either incentive stock options, as defined by the Internal Revenue Code, or non-qualified stock options. The Board of Directors determines who will receive options, the vesting period which is generally four years, and the exercise price. Options may have a maximum term of no more than 10 years.

The following table summarizes the activity of the Company's stock option plan:

                                  Shares     Weighted-Average   Weighted-Average
                                              Exercise Price    Contractual Term
                                ------------------------------------------------

Outstanding, January 1, 2005     3,434,626      $    0.16
   Granted                       5,497,677           0.21
   Exercised                       202,906           0.13
  Forfeited                        743,394           0.19
                                 ---------
Outstanding, December 31, 2005   7,986,003      $    0.19
                                 =========
Exercisable, December 31, 2005   2,405,369      $    0.18
                                 =========

Outstanding, January 1, 2006     7,986,003      $    0.19
   Granted                       1,631,676           0.21
   Exercised                     1,340,566           0.18
   Forfeited                       770,059           0.21
                                 ---------
Outstanding, December 31, 2006   7,507,054      $    0.20
                                 =========
Exercisable, December 31, 2006   3,844,376      $    0.19

Outstanding, January 1, 2007     7,507,054      $    0.20           7.7 years
   Granted                       2,052,346           0.21
   Exercised                         1,250           0.21
   Forfeited                       457,196           0.21
                                 ---------
Outstanding, June 30, 2007       9,100,954      $    0.20           6.7 years
                                 =========
Exercisable, June 30, 2007       4,148,761      $    0.19           7.3 years
                                 =========

Vested, June 30, 2007            4,148,761

      In 2004 and 2005, the Company granted options to non-employees to purchase up to 200,000 and 125,000 shares, respectively, of the Company's common stock at exercise prices of $0.16 and $0.21 per share, respectively. The 2004 and 2005 options vest over four years. Stock-based compensation expense recorded for the three months and six months ended June 30, 2007 and 2006 was $1,162 and $2,324, respectively.

Warrants

      In conjunction with the Series B Preferred Stock issuance in October 2004, the Company issued warrants to purchase 15,400,000 shares of common stock at an exercise price of $0.01 per share, subject to reduction if certain business milestones are met by the Company, as specified in the warrants and expiring in October 2014. As of December 31, 2004, milestones related to 1,540,000 shares of common stock underlying of the warrants to purchase common stock were attained, with the outstanding total of warrants reduced to 13,860,000. Following the Nexia asset purchase in March 2005, an additional milestone related to 6,160,001 shares of common stock underlying of the warrants was achieved, and the total warrants outstanding were further reduced to 7,699,999.

      In connection with a licensing agreement for rights to certain patents, the Company issued warrants to purchase 200,000 shares of common stock at an exercise price of $0.01 per share to a research company in January 2006. In August 2006, the research company exercised the warrants for common stock. In connection with the credit facility further discussed in Note 13, the Company issued warrants to purchase an aggregate of 438,453 shares of PharmAthene Series C Preferred Stock through March 30, 2017 at an exercise price of $0.91.

      The following table summarizes the activity of the Company's warrants:

                                    Warrants for Shares of      Weighted-Average        Warrants for Shares      Weighted-Average
                                         Common Stock            Exercise Price          of Preferred Stock       Exercise Price
                                    ----------------------------------------------------------------------------------------------
                                    ----------------------------------------------------------------------------------------------
Outstanding at December 31, 2004                14,123,296                     0.01                       --                    --
Granted                                          3,156,918                     0.01                5,261,442                  0.91
Forfeited                                       (6,160,001)                    0.01                       --                    --
                                    ----------------------------------------------------------------------------------------------
Outstanding at December 31, 2005                11,120,213                     0.01                5,261,442                  0.91
Granted                                            200,000                     0.01                       --                    --
Exercised                                         (200,000)                    0.01                       --                    --
                                    ----------------------------------------------------------------------------------------------
Outstanding at December 31, 2006                11,120,213     $               0.01                5,261,442    $             0.91
                                    ----------------------------------------------------------------------------------------------
Granted                                                 --                       --                  438,453                  0.91
                                    ----------------------------------------------------------------------------------------------
Exercised                                               --                       --                       --                    --
                                    ----------------------------------------------------------------------------------------------
Outstanding at June 30, 2007                    11,120,213     $               0.01                5,699,895    $             0.91
                                    ----------------------------------------------------------------------------------------------

                                    ==============================================================================================

8. Commitments and Contingencies

Leases

      The Company leases offices in the United States under a month-to-month operating lease agreement. In September 2006, the Company entered into a 10 year office lease, which is anticipated to commence on July 1, 2007. Additionally, following the Nexia asset purchase in March 2005, the Company entered into a two year renewable lease agreement for office space in Canada. This lease is renewable for an additional two years and provides for expansion into additional facility space if available. Annual minimum payments are as follows:

            Remaining 2007                              $  281,300
            2008                                           372,700
            2009                                           383,900
            2010                                           395,400
            2011 and thereafter                          2,874,100
                                                        ----------
                                                        $4,307,400
                                                        ==========

      Total rent expense under operating lease agreements approximated $99,800 and $76,400 for the three months ended June 30, 2007 and 2006, respectively. For the six months ended June 30, 2007 and 2006, total rent expense under operating lease agreements approximated $179,400 and $151,400, respectively.

License Agreements

      In January 2006, the Company licensed certain patent rights from a research company. The license agreement required a $50,000 up-front payment. Additionally, payments within the agreement included a sublicense fee of 20% and milestone payments of $25,000 upon the granting of a U.S. patent, $200,000 upon the initiation of certain studies or trials, and $250,000 upon BLA approval. Upon commercialization, the license agreement requires royalty payments equal to a specified percentage of future sales of products for both government procurement and commercial market sales subject to the license through the expiration of the licensed patents. During 2006 and the first six months of 2007, the Company has expensed $50,000 and nil related to this agreement, respectively.

8. Commitments and Contingencies

      In August 2006, the Company entered into a research and licensing agreement allowing for the licensing of certain patent rights. The agreement includes research expense reimbursement payments and certain development milestone payments. Upon commercialization, the license agreement requires royalty payments equal to a specified percentage of future sales of products for both government procurement and commercial market sales subject to the license through the expiration of the licensed patents. During 2006 and the first six months of 2007, the Company expensed $50,000 and nil related to this agreement, respectively.

      Through the Nexia acquisition, the Company acquired a license agreement originally executed in September 2004 for the rights to certain technologies. This agreement included an option to license product processing technology necessary to perform development of Protexia(R) as required under its government contract with the Department of Defense.

      The Company executed a new licensing agreement with the development company on March 2, 2007 which results in a license to all technology provided under the original agreement including the necessary purification technology previously included in an option and access to additional information and technology deemed to be essential for development of Protexia(R) and performance under the Department of Defense contract. Under the new agreement, the Company must pay $200,000 over a period of six years with $100,000 due in the first year. This expense is eligible for reimbursement by the US government under the contract with the Department of Defense.

9. Related Party Transactions

      The Company leases its office space from an entity that is affiliated with the organization to which the Company issued warrants for 263,296 shares of common stock in August 2003 (see Note 7). The Company paid $50,212 and $27,846 in rent expense related to this operating lease for the three months ended June 30, 2007 and 2006, respectively. For the six months ended June 30, 2007 and 2006, the Company paid $83,343 and $55,692, respectively. Subsequent to June 30, 2007, the Company relocated to its new office space and the lease with the affiliate entity was terminated.

      As further disclosed in footnote 11, several directors and officers of the Company participated in the Convertible 8% Bridge Notes for approximately $190,000 in the second and third quarters of 2006.

      As further disclosed in footnote 13, the Company completed its reverse merger with Healthcare Acquisition Corp ("HAQ") on August 3, 2007. Prior to this merger, a director of HAQ loaned approximately $85,000 to HAQ to fund the renewal of the directors and officers insurance which expired in July.

10. Medarex Collaboration

      In November 2004, the Company and Medarex, Inc. entered into a collaboration agreement under which the companies plan to develop and commercialize MDX-1303, a fully human monoclonal antibody targeting the Bacillus anthracis protective antigen. MDX-1303 was developed by Medarex using its UltiMAb Human Antibody Development System(R), and this antibody is currently in preclinical development by Medarex for use against human anthrax infection.

      Under the terms of the agreement, Medarex and PharmAthene have agreed jointly to continue to investigate the potential for MDX-1303 to be used as a therapeutic for individuals with active disease as well as for prophylactic treatment of individuals exposed to anthrax. In December 2004, Medarex received a deposit from PharmAthene against potential future development activities for MDX-1303, against which Medarex must submit reports of the use of costs as they are incurred in order to take draw downs against the deposit. If the project is terminated or if development activities for MDX-1303 by Medarex are completed prior to exhaustion of the deposit, amounts remaining under the deposit are to be returned to PharmAthene. For the three months ended June, 2007 and 2006, PharmAthene recorded the use of these funds for development activities for MDX-1303 as Research and Development operating expenses of $230,927 and $135,256, respectively. For the six months ended June, 2007 and 2006, PharmAthene recorded the use of these funds for development activities for MDX-1303 as Research and Development operating expenses of $419,510 and $609,095, respectively. This deposit was fully utilized by June 30, 2007 and as of December 31, 2006 approximately $0.4 million of this deposit remained. PharmAthene is fully responsible for funding all future research and development activities that are not supported by government funds. The companies will share profits according to a pre-agreed allocation percentage.

11. Convertible 8% Notes

      In June 2006, certain of the Company's investors in the Series B Preferred Stock and the Series C Preferred Stock among others and the Company entered into an agreement providing for the issuance of $9.8 million in convertible notes (the "Bridge Notes "). The

Bridge Notes are convertible (i) if the closing of the merger does not occur, into Series B redeemable convertible preferred stock at $0.91 per share plus an equal number of common shares (ii) upon the closing of the merger with SIGA and a contingent financing with gross proceeds in excess of $25 million, into the same securities sold in such financing, at a 10% price discount, or (iii) upon a separate financing into such financing securities at a 25% price discount and an equal number of common shares. The Company may have a future beneficial conversion feature based upon the pricing of future financings. Accordingly, the Company will assess whether a beneficial conversion feature exists when the contingent event occurs and record the amount, if any, at that time.

      In August 2006, the investor in Series C Convertible Preferred Stock of PharmAthene Canada, Inc. and the Company purchased an additional $2.0 million of Bridge Notes.

      The Company has recognized interest expense related to the Bridge Notes of approximately $237,980 and $473,340 for the three and six month periods ending June 30, 2007.

12. $10 million Debt Financing

      On March 30, 2007, the Company entered into a $10 million credit facility with Silicon Valley Bank and Oxford Finance Corporation. Under the credit facility the Company borrowed $10 million, which bears interest at the rate of 11.5%. Pursuant to the terms of the loan and security agreement evidencing the credit facility, the Company will make monthly payments of interest only through September 30, 2007 and, thereafter, will make monthly payments of principal and interest over the remaining 30 months of the loan. The loan is secured by a security interest on all of the Company's assets other than certain intellectual property. The Company may not repay the loan for the first six months but thereafter may prepay provided it pays certain prepayment fees. In connection with the credit facility, the Company issued to Silicon Valley Bank and Oxford Financial Corporation warrants to purchase an aggregate of 438,453 shares of PharmAthene Series C Preferred Stock through March 30, 2017 at an exercise price of $0.91. The Company has recognized interest expense of approximately $6,400 and $297,860 for the three and six month periods ending June 30, 2007.

13. Subsequent Event

      On August 3, 2007, the company consummated a merger (the "Merger") pursuant to an Agreement and Plan of Merger, dated as of January 19, 2007 (the "Merger Agreement"), by and among the Company ("Former PharmAthene"), Healthcare Acquisition Corp. ("HAQ") and PAI Acquisition Corp., a wholly-owned subsidiary of HAQ ("Merger Sub"). Pursuant to the Merger Agreement, Merger Sub was merged with and into the Company. Immediately following the Merger, HAQ changed its name from Healthcare Acquisition Corp. to "PharmAthene, Inc." and the Company, which became a wholly-owned subsidiary of HAQ, changed its name to "PharmAthene U.S. Corporation." HAQ also changed its ticker symbol on the American Stock Exchange to "PIP".

      Pursuant to the terms of the Merger Agreement, HAQ, now renamed PharmAthene, Inc. ("PharmAthene"), issued 12,025,452 new shares of common stock to the stockholders of Former PharmAthene and Former PharmAthene's $11.8 million of outstanding secured convertible notes were exchanged for $12.5 million of new unsecured 8% convertible notes maturing in 24 months. These convertible notes are convertible at the option of the holders into common stock at $10.00 per share and may be redeemed by the Company without penalty after 12 months. In the event that PharmAthene enters into a contract prior to December 31, 2007 for the sale of Valortim(TM) with the U.S. government for more than $150 million in anticipated revenue, the stockholders of Former PharmAthene will be eligible for additional cash payments, not to exceed $10 million, equal to 10% of the actual collections from the sale of Valortim(TM). Also pursuant to the Merger Agreement, PharmAthene assumed all of Former PharmAthene's stock options and warrants that were not cancelled as part of the Merger. Immediately following the closing of the Merger, the Former PharmAthene stockholders, option holders and warrant holders held approximately 54% of the common stock of PharmAthene on a fully diluted basis and former stockholders, option holders and warrant holders of HAQ prior to the merger owned approximately 46% of PharmAthene on a fully-diluted basis after the Merger. In addition, upon consummation of the Merger, the business of Former PharmAthene became the sole business of PharmAthene.

      The Merger is being accounted for as a reverse acquisition and recapitalization of Former PharmAthene for financial accounting purposes. Consequently, the assets and liabilities and the historical operations that will be reflected in the financial statements prior to the Merger will be those of Former PharmAthene and will be recorded at the historical cost basis of Former PharmAthene, and the consolidated financial statements after consummation of the Merger will include the assets and liabilities of HAQ and Former PharmAthene, historical operations of Former PharmAthene and operations of HAQ from the closing date of the Merger.

      At the special meeting of the stockholders of HAQ held on August 2, 2007 and adjourned to August 3, 2007 to approve the Merger, the number of shares requesting conversion was initially misreported. Following the misreporting, certain officers, directors and current stockholders of HAQ and certain stockholders of Former PharmAthene, purchased an aggregate of 400,000 additional shares of HAQ's common stock. These shares were voted in favor of the Merger, pursuant to negotiated terms, thereby reducing the number of conversion elections and allowing for the approval of the Merger.

      On August 13, 2007, a suit was filed in the Delaware Chancery Court to affirm the validity of the Merger. On August 27, 2007, the Delaware Chancery Court determined that the Merger had been validly approved and authorized in full compliance with the Company's charter and Delaware corporate law. As with decisions of the Delaware Chancery Court, generally, the decision is subject to appeal for a period of thirty days.

Unaudited Pro Forma Condensed Combined Consolidated Financial Information as of June 30, 2007

      The following unaudited pro forma condensed combined consolidated financial statements give effect to the reverse merger transaction with HAQ and Former PharmAthene, which was completed on August 3, 2007. For accounting purposes, the transaction is considered a "reverse merger" under which PharmAthene is considered to be acquiring HAQ. The 11,650,000 shares of HAQ common stock outstanding are considered as the basis for determining the consideration in the reverse merger transaction. The following unaudited pro forma condensed combined consolidated financial statements are based on the historical financial statements of Former PharmAthene and HAQ. The pro forma adjustments are described in the accompanying notes presented below.

      The unaudited pro forma condensed combined consolidated balance sheet as of June 30, 2007 gives effect to the Merger as if it had occurred on June 30, 2007. The pro forma condensed combined consolidated balance sheet is based on the historical balance sheet of HAQ as of June 30, 2007 and the historical balance sheet of Former PharmAthene as of June 30, 2007. The unaudited pro forma condensed combined consolidated statement of operations for the six months ended June 30, 2007 is based on historical results of operations of HAQ and Former PharmAthene for the six months ended June 30, 2007 and gives effect to the Merger as if it had occurred on January 1, 2007 (the first day of year 2007 for PharmAthene). The unaudited pro forma condensed combined consolidated statement of operations for the fiscal year ended December 31, 2006 is based on the historical results of operations of HAQ and Former PharmAthene for the year ended December 31, 2006 and gives effect to the Merger as if it had occurred on January 1, 2006 (the first day of fiscal year 2006 for PharmAthene).

      For purposes of these unaudited pro forma condensed combined financial statments, Former PharmAthene has made a preliminary valuation of the fair value of the net assets acquired. A final determination of these estimated fair values will be made on the acquisition date, and will be based on the actual net assets of HAQ that exist as of such date. The actual amounts recorded as of the completion of the merger may differ materially from the information presented in these unaudited pro forma condensed combined financial statements.

        Unaudited Pro Forma Condensed Combined Consolidated Balance Sheet
                               As of June 30, 2007

                                                Historical         Historical       Pro Forma             Pro Forma
                                                PharmAthene           HAQ          Adjustments            Combined
                                               -------------     -------------    -------------         -------------
Cash and cash equivalents                      $   7,061,358     $      98,371    $  (3,947,000)  4c    $   3,212,729
Cash held in trust                                        --        72,283,499      (13,775,248)  4g       58,508,251
Accounts receivable, net                           2,542,453                --               --             2,542,453
Prepaid expenses                                     270,486            20,066               --               290,552
Other assets                                         146,972                --               --               146,972
Total current assets                              10,021,269        72,401,936      (17,722,248)           64,700,957
Property and equipment, net                        5,998,669                --               --             5,998,669
Patents, net                                       1,229,034                --               --             1,229,034
Other long term assets                               214,187                --               --               214,187
Deferred financing costs                           1,877,185           543,889               --             2,421,074
Total assets                                   $  19,410,344     $  72,945,825    $ (17,722,248)        $  74,633,921
                                               =============     =============    =============         =============
Current liabilities:

Accounts payable                               $     736,777     $     402,476    $          --         $   1,139,253
Accrued expenses and other current
liabilities                                        3,587,031           198,345          (45,227)  4e,h      3,740,150
Deferred revenue                                          --           870,664          870,664
Notes payable                                     13,768,089                --          731,911   4a       14,500,000
Total current liabilities                         18,091,897         1,471,485          686,684            20,250,066
Warrants to purchase Series C convertible
  redeemable preferred stock                       2,631,511                --       (2,631,511)  4b               --
Long term debt                                     7,797,576                --               --             7,797,576
Total liabilities                                 28,520,984         1,471,485       (1,944,827)           28,047,643
Common stock, subject to possible
redemption 1,879,060 shares, at
conversion value                                          --        13,578,807      (13,578,807)  4g               --
Minority Interest - Series C convertible
  redeemable preferred stock of PHTN
  Canada, par value $0.001 per share;
  unlimited shares authorized                      2,704,022                --       (2,704,022)  4d               --
Series A convertible redeemable preferred
  stock, par value $0.001 per share;
  authorized 16,442,000 shares                    19,964,317                --      (19,964,317)  4d               --
Series B convertible redeemable preferred
  stock, par value $0.001 per share;
  authorized 30,448,147 shares                    33,313,524                --      (33,313,524)  4d               --
Series C convertible redeemable preferred
  stock, par value $0.001 per share;
  authorized 22,799,574 shares                    15,436,384                --      (15,436,384)  4d               --


                                      F-19

Stockholders' equity:
Common stock, par value $0.001 per share;
  authorized 147,089,104 shares, 12,484,722
  issued and outstanding                              12,485                --          (12,485)  4d               --
Preferred stock $0.0001 par value;
  authorized 1,000,000; none issued and
  outstanding                                             --                --               --                    --
Common stock - $0.0001 par value;
  authorized 100,000,000 shares; 23,572,614
  shares issued and outstanding (which
  includes 1,879,060 subject to possible
  conversion)                                             --             1,165            1,192   4d            2,357
Additional paid-in capital                                --        55,818,948       18,242,102   4f       74,061,050
Accumulated other comprehensive loss                 791,888                --               --               791,888
Retained Earnings (Accumulated deficit)          (81,333,260)        2,075,420       50,988,823   4g      (28,269,017)
Total stockholders' equity                       (80,528,887)       57,895,533       69,219,632            46,586,278
Total liabilities, convertible redeemable
  preferred stock and stockholders' deficit    $  19,410,344     $  72,945,825    $ (17,722,248)        $  74,633,922
                                               =============     =============    =============         =============

 See accompanying notes to unaudited pro forma condensed combined consolidated financial statements.

--------------------------------------------------------------------------------

       Unaudited Pro Forma Condensed Consolidated Statement of Operations
                     For the Six Months Ended June 30, 2007

                                                          Historical         Historical       Pro Forma            Pro Forma
                                                          PharmAthene           HAQ          Adjustments           Combined
                                                         -------------     -------------     -------------       -------------
Revenues:
Grant Revenue                                            $   5,301,186     $          --                         $   5,301,186
Other Revenue                                                    7,000                --                                 7,000
Total Revenues                                               5,308,186                --                --           5,308,186
Costs and expenses:
Research and Development                                     7,086,963                --                             7,086,963
General and Administrative                                   5,454,251           272,772                             5,727,023
Depreciation & Amortization                                    309,293                --                               309,293
Total costs and expenses                                    12,850,507           272,772                            13,123,279
Operating loss ..                                           (7,542,321)         (272,772)                           (7,815,093)
Other income (expense):

Interest Income                                                149,213         1,126,451                             1,275,664
Change in market value of derivative instruments                (6,829)               --             6,829   4j             --
Interest Expense                                              (771,273)               --           (26,661)  4e       (797,934)
Total other income (loss)                                     (628,889)        1,126,451           (19,832)            477,730
Income (loss) before taxes                                  (8,171,210)          853,679           (19,832)         (7,337,363)
                                                         =============     =============     =============       =============
Provision for taxes                                                 --           (71,888)           71,888   4h             --
Net income (loss)                                           (8,171,210)          781,791            52,056          (7,337,363)
Accretion of redeemable convertible preferred stock
to redemptive value                                         (3,480,536)               --         3,480,536   4i             --
Net income (loss) attributable to common stockholders    $ (11,651,746)    $     781,791     $   3,532,592       $  (7,337,363)
Weighted average shares
outstanding                                                 12,484,273        11,650,000                     4d     23,572,608
Net income (loss) per share                              $       (0.93)    $        0.07                         $       (0.31)

  See accompanying notes to unaudited pro forma condensed combined consolidated financial statements.

--------------------------------------------------------------------------------

       Unaudited Pro Forma Condensed Consolidated Statement of Operations

                      For the Year Ended December 31, 2006

                                                  Historical         Historical       Pro Forma           Pro Forma
                                                  PharmAthene           HAQ          Adjustments          Combined
                                                 -------------     -------------     -------------      -------------
Revenues:

Grant Revenue                                    $   1,641,822     $          --     $                  $   1,641,822
Other Revenue                                           21,484                --                               21,484
Total Revenues                                       1,663,306                --                --          1,663,306
Costs and expenses:
Research and Development                             7,140,337                --                            7,140,337
General and Administrative                           8,572,963           644,378                            9,217,341
Depreciation & Amortization                            483,646                --                              483,646
Acquired In-Process Research & Development                  --                --                                   --
Total costs and expenses                            16,196,946           644,378                --         16,841,324
Operating loss                                     (14,533,640)         (644,378)                         (15,178,018)
Other income (expense):

Interest Income                                        289,606         1,847,712                            2,137,318
Change in market value of derivative
instruments                                           (350,405)               --           350,405  4j             --
Interest Expense                                      (538,948)               --          (461,322) 4e     (1,000,270)
Total other income (loss)                             (599,747)        1,847,712          (110,917)         1,137,048
Income (loss) before taxes                         (15,133,387)        1,203,334          (110,917)       (14,040,971)
                                                 -------------     -------------     -------------      -------------
Provision for taxes                                         --          (187,000)          187,000  4h             --
Net income (loss)                                  (15,133,387)        1,016,334            76,083        (14,040,971)
                                                 =============     =============     =============      =============
Accretion of redeemable convertible preferred       (6,589,671)               --         6,589,671  4i             --
stock to redemptive value
Net income (loss) attributable to common
stockholders                                     $ (21,723,058)    $   1,016,334     $   6,665,754      $ (14,040,971)
                                                 =============     =============     =============      =============
Weighted average shares                             11,407,890        11,650,000                    4d     23,572,559
outstanding
Net income (loss) per share                      $       (1.90)    $        0.09                        $       (0.60)

  See accompanying notes to unaudited pro forma condensed combined consolidated financial statements.

--------------------------------------------------------------------------------

                 NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED
                       CONSOLIDATED FINANCIAL INFORMATION

Note 1 -- Description of Transactions and Basis of Pro Forma Presentation

      On January 19, 2007, PharmAthene and HAQ entered into an Agreement and Plan of Merger (the "Merger Agreement"). In connection with the proposed merger (the "Merger"), HAQ will issue 12,500,000 shares of its common stock for all of PharmAthene's outstanding shares of preferred stock and common stock, with 479,065 shares reserved for issuance upon the exercise of PharmAthene's common stock options and common stock warrants. For accounting purposes, the transaction is considered a "reverse merger" under which PharmAthene is considered to be acquiring HAQ. The 11,650,000 shares of HAQ common stock outstanding are considered as the basis for determining the consideration in the reverse merger transaction. Based on the outstanding shares of PharmAthene common stock on June 30, 2007, common stockholders of PharmAthene will exchange their shares for 621,343 shares of HAQ common stock and preferred stockholders of PharmAthene, Series C Convertible Preferred Stock warrant holders and common stock warrant holders will exchange their shares for 11,413,745 shares of HAQ common stock.

      In addition, each PharmAthene stock option that is outstanding on the closing date will be converted to HAQ options by multiplying the PharmAthene options in accordance with agreed upon amounts. The new exercise price will also be determined by multiplying the old exercise price by the same ratio. Each of these options will be subject to the same terms and conditions that were in effect for the related PharmAthene option.

      At the effective time of the Merger, all options to purchase shares of PharmAthene stock then outstanding under the PharmAthene, Inc. 2002 Long-Term Incentive Plan (as amended, the "PharmAthene Plan") or issued under any other agreement, whether vested or unvested, shall be assumed by HAQ. The per-share exercise price for the shares of HAQ common stock issuable upon exercise of such assumed outstanding PharmAthene option will be equal to the quotient determined by dividing the exercise price per share of PharmAthene common stock at which such outstanding PharmAthene option was exercisable immediately prior to the closing of the Merger by the share exchange ratio, and rounding the resulting exercise price up to the nearest whole cent. PharmAthene has, as of the date hereof, options and warrants to acquire 8,894,982 shares of its common stock. The share exchange ratio for the options is .0539 to one. As a consequence, HAQ shall grant 479,015 options and common stock warrants with an average exercise price of $3.91 per share in exchange for all of the PharmAthene options and common stock warrants assumed by HAQ.

Note 2 -- Preliminary Merger Purchase Price

      The unaudited pro forma condensed combined consolidated financial statements reflect the Merger of PharmAthene with HAQ as a reverse merger wherein PharmAthene is deemed to be the acquiring entity from an accounting perspective. For accounting purposes, the transaction is being treated as an acquisition of assets and not a business combination because HAQ did not meet the definition of a business under EITF 98-3, Determination Whether a Nonmonetary Transaction Involves Receipt of Productive Assets or of a Business. Accordingly, the transaction has been treated as a capital transaction whereby PharmAthene is issuing stock for the net monetary assets of HAQ, accompanied by a recapitalization. PharmAthene has recorded the purchase price as the net assets acquired with the offsetting credit to equity.

--------------------------------------------------------------------------------

                 NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED
                       CONSOLIDATED FINANCIAL INFORMATION

Note 3 -- Preliminary Merger Purchase Allocation

      Based on PharmAthene's preliminary valuation of the fair value of the net assets acquired, the preliminary purchase price is as follows:

                                                        Initial Fair Value
                                                        ------------------
      Tangible assets acquired                          $      72,945,825
      Liabilities assumed                                      (1,471,485)
      Net assets acquired                               $      71,474,340
                                                        ==================

      The final determination of the purchase price allocation will be based on the fair values of the assets and the fair value of the liabilities assumed at the effective date of the Merger. The purchase price will remain preliminary until PharmAthene is able to finalize its valuation of the fair value of the assets and liabilities acquired. The final determination of purchase price allocation will be completed as soon as practical after the effective date of the Merger. The final amounts allocated to assets and liabilities could differ significantly from the amounts presented in the unaudited pro forma condensed combined consolidated balance sheet and related notes.

Note 4 -- Pro Forma Adjustments

      (a) To record the conversion of the PharmAthene $11.8 million 8% convertible notes to the newly issued HAQ $12.5 million in 8% convertible notes with a 24 month maturity

      (b) To record the cancellation of PharmAthene warrants convertible into Series C convertible redeemable preferred stock

      (c) To record merger-related transaction fees of approximately $4.0 million

      (d) To record the exchange of PharmAthene classes of equity for HAQ common stock (See Note 1) and to record issuance of shares to HAQ HAQ

      Shares                                                PharmAthene Shares Prior to Merger         Common Stock
      --------------------------------------------------  ------------------------------------    -------------------
      PharmAthene common stock                                               12,484,722 shares         621,343 shares
      PharmAthene Preferred stock                                            61,836,626 shares      10,720,218 shares
      Series C Exchangeable stock                                             2,591,654 shares         581,047 shares
                                                          ------------------------------------    -------------------
      Total                                                                  76,913,002 shares      11,922,608 shares

                                                                                         For the Six          For the Twelve
                                                                                         Months Ended          Months Ended
                                                                                        June 30, 2007        December 31, 2006
                                                                                        -------------      -------------------
      HAQ weighted average shares outstanding                                              11,650,000               11,650,000
      Issuance of shares in exchange for PharmAthene preferred and common stock            11,922,608               11,922,559
                                                                                        -------------      -------------------
      Total weighted average shares outstanding                                            23,572,608               23,572,559

      (e) To record interest expense on the $12.5 million 8% convertible notes payable assuming a 24 month maturity and additional $26,662 for the six months ended June 30, 2007 and $461,323 for the twelve months ended December 31, 2006, respectively

--------------------------------------------------------------------------------

                 NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED
                       CONSOLIDATED FINANCIAL INFORMATION

Note 4 -- Pro Forma Adjustments - (continued)

(f)   Pro forma adjustments to additional paid in capital are an aggregate of the following

      To transfer HAQ paid in capital to retained earnings                                         $       (55,818,948)
      To record the cancellation of derivative instruments                                                   2,631,511
      To record the exchange of PharmAthene preferred and common stock for HAQ common stock                 71,429,539
                                                                                                   -------------------
                                                                                                   $        18,242,102
(g)   Pro forma adjustments to accumulated deficit are an aggregate of the following

      To record the transfer of HAQ capital to retained earnings                                   $        55,818,948
      To record the transfer of redeemable common stock to retained earnings                                13,578,807
      To record transaction costs                                                                           (3,947,000)
      To record additional debt placement with the issuance of $12.5 million 8% convertible notes             (731,911)
      To record additional debt interest                                                                       (26,661)
      To record elimination of HAQ historic tax provision                                                       71,888
      To record purchase of common stock of stockholders not in favor
      of the Merger, includes interest income earned                                                       (13,775,248)
                                                                                                   $        50,988,823
                                                                                                   -------------------

(h) To record the elimination of historical HAQ tax provision of $71,888 and $187,000 for the six months ended June 30, 2007 and the twelve months ended December 31, 2006, respectively

(i) To record the elimination of historical PharmAthene accretion of redeemable convertible preferred stock

(j) To record elimination of historical PharmAthene change in market value of derivative instruments